United States
Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §.240.14a-12

EXPAND ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPAND ENERGY CORPORATION // 2026 PROXY STATEMENT 10000 ENERGY DRIVE / SPRING, TX 77389 EXPANDENERGY.COM PROXY STATEMENT Notice of Annual Meeting of Shareholders / June 4, 2026

2025 was a year of leading execution and strategic progress, delivering meaningful value creation for our shareholders. After the Merger, we set ambitious goals for integration, capital efficiency and financial strength. I’m proud to report that Expand Energy delivered — often ahead of plan. Dear Fellow Shareholders, Michael A. Wichterich Chairman of the Board, Interim President and Chief Executive Officer Delivering More for Less We accelerated and increased our Merger-related synergies, primarily driven by our Haynesville performance. Expand Energy fundamentally reset basin economics, lowering our Haynesville breakevens by approximately 15% and establishing ourselves as the region’s low-cost producer. In 2025, we achieved rigorous capital discipline across our portfolio, reducing gross debt by approximately $1.2 billion since Merger close while also returning $865 million to shareholders. We leveraged our differentiated productive capacity and hedging strategy to capture improving natural gas fundamentals, mitigate price volatility and deliver nearly $200 million in realized hedge gains during the year. Due to durable improvements we made to our base business, we can now produce approximately 7.5 Bcfe per day, while spending approxi-mately $225 million less in maintenance capital than a year ago. That’s the definition of capital efficiency. Competing Beyond the Wellhead The natural gas market has fundamentally changed, driven in part by a global need for more energy. Natural gas provides the only affordable, reliable, dispatchable, scalable, lower carbon solution. As North Amer-ica’s largest natural gas producer, Expand Energy is uniquely positioned to meet this growing demand, a need that continues to accelerate with uncertainty in the Middle East. Our focus in 2026 is straightforward — continue to safely execute our business and strengthen the connectivity between our leading scale and customers in growing end markets. To be a great energy company today requires competing beyond the wellhead. For upstream E&P companies, capturing margin down the energy value chain is now essential. By investing in our marketing and commercial capabilities and relocating our headquarters to Houston, the gateway to growing global gas demand, we have positioned our team to win. Primed for Growing Markets Global LNG demand and domestic consumption are converging in an unprecedented growth cycle, signaling a structural shift that will re-define the energy landscape. Our strategically located low-cost, reliable and long-life assets are uniquely advantaged to serve the highest-value demand centers along the Gulf Coast and Northeast, North America’s twin engines of natural gas demand. We see a clear structural paradigm shift underway: • LNG feed gas requirements exceeding 36 Bcf per day by 2040 as export capacity more than doubles. • Power burns rising more than 9 Bcf per day over that same time period as gas-fired generation replaces retiring coal, meets surging demand from data centers and backs up intermittent renewables. • Industrial demand accelerating by over 4 Bcf per day amid a generational reshoring of American manufacturing. Together, these forces represent over 33 Bcf per day of incremental domestic demand concentrated in markets where Expand Energy has scale, infrastructure and relationships. Global natural gas demand is set to rise sharply, with LNG consumption expected to increase by over 50% by 2040. Gulf Coast liquefaction facilities, connected to our leading Haynesville position, will deliver this secure supply. We will build upon our position as the largest supplier of natural gas to U.S. LNG export facilities by focusing on: • Reaching premium markets • Monetizing and managing volatility • Facilitating and capturing new demand As we pursue these margin-enhancing opportunities under the lead-ership of our diligent Board and management team, our efforts are grounded in fundamental insights, disciplined analysis and rigor-ous risk management. In line with our M&A non-negotiables, we will focus on creating value and enhancing our financial strength and cash flow durability. Our confidence is rooted in the strength of our portfolio, the safety and responsibility of our operations, the resilience of our financial foundation and the commitment of our people. These qualities allow us to not only navigate volatility but to thrive through it and capture sustained shareholder value. On behalf of the Board, I also want to express sincere gratitude to John Gass as he retires from our Board following 13 years of dedi-cated service. His oversight over the years has been foundational to ensuring our strategic direction has been both ambitious and ground-ed. While the Board remains confident that our current composition provides the necessary depth to oversee the Company’s strategy and risk profile, we remain committed to identifying complementary expertise that will support our continued evolution. We appreciate your continued investment as we execute our strategy and build on our momentum.

Notice of 2026 Annual Meeting of Shareholders

How to Vote

BY INTERNET

Visit proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.

SCAN QR CODE

Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form.

BY PHONE

Call toll-free 800-690-6903. You will need the 16-digit number included in your notice, proxy card or voter instruction form.

VIRTUALLY DURING MEETING

Attend the virtual Annual Meeting, click on the vote button provided on the screen and follow the instructions provided.

BY MAIL

If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.

Agenda

Proposal		Board Recommendation
PROPOSAL 1 Page 10	**Election of Directors**	
	Elect each of the 9 director nominees named in the Proxy Statement.	FOR EACH NOMINEE ✓
PROPOSAL 2 Page 32	**Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2025**	
	Approve, on a non-binding advisory basis, the compensation of our named executive officers (NEOs).	FOR ✓
PROPOSAL 3 Page 64	**Ratification of Appointment of Independent Registered Public Accounting Firm for 2026**	
	Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR ✓

Other Business: Shareholders will also transact any other business that properly comes before the meeting.

DATE AND TIME

Thursday, June 4, 2026

10:00 a.m. Central Time

LOCATION

VirtualShareholderMeeting.com/EXE2026

RECORD DATE

Monday, April 6, 2026

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF EXPAND ENERGY'S PROXY MATERIALS FOR THE 2026 ANNUAL MEETING

This Proxy Statement and our 2025 Annual Report are available at proxyvote.com.

You are invited to attend Expand Energy Corporation's 2026 Annual Meeting of Shareholders. This Proxy Statement contains important information about the meeting, including how you can make sure your views are represented by voting today. We encourage you to vote promptly, whether or not you are able to attend the Annual Meeting.



By Order of the Board of Directors,

Chris Lacy

Executive Vice President, General Counsel and Corporate Secretary

2 › Expand Energy 2026 Proxy Statement

Proxy Statement Highlights

Strategic Pillars



Attractive, Connected Portfolio

Premium rock, returns, runway with access to premium markets

Peer-leading Returns

Most efficient operator with proven track record of delivering returns to shareholders

Resilient Financial Foundation

Investment Grade balance sheet provides strategic through-cycle advantages

Responsible Stewardship

Connecting affordable, reliable and lower carbon energy to markets in need

2025 – 2026 Operational and Financial Highlights

Largest domestic natural gas producer: ~7.2 Bcfe/d

Flexed productive capacity for FY25:
$5.1bn of adjusted EBITDAX[(a)]
$2.9bn of capex

Improved Haynesville breakeven by ~15%

Haynesville capital efficiency improvements yielding <$2.75 breakeven

Multi-year deleveraging effort to continue

Expect at least $1bn gross debt reduction in 2026

Returned ~$865mm to shareholders in 2025

Meaningful shareholder returns continue alongside robust deleveraging efforts

Enhancing our multi-decade inventory base

Deep inventory supporting returns for decades (20+ years)

2026 outlook: ~7.5 Bcfe/d for ~$2.85bn capex

Inclusive of ~$75mm Western Haynesville appraisal spend framework

(a) Adjusted EBITDAX is a non-GAAP financial measure, see Appendix for more information and a reconciliation to the most directly comparable GAAP financial measure.

Highlights ❯ 3

2025 Sustainability Progress

Expand Energy's sustainability program is grounded in a set of fundamentals that guide our decision making and engrain sustainability performance in our business strategy. We elaborate on these fundamentals alongside key activities that reflect these commitments below.

FUNDAMENTALS	KEY ACTIONS	
Ensure a safe and inclusive workplace, promoting collaboration and innovation	• Industry-leading safety performance with a total recordable incident rate (employee + contractor) of 0.13 in the year of Merger integration • Implemented comprehensive serious incident and fatality (SIF) program, including training all employees with substantial risk exposure • Conducted employee engagement survey that demonstrated employee confidence in the Company's commitment to safety and wellbeing	**0.13** Total recordable incident rate
Take meaningful action to support community well-being	• Launched Expand for Good employee volunteer initiative; employees receive eight hours of paid time to volunteer • Celebrated the Company's one-year anniversary by giving back across our communities through volunteer opportunities and donation drives • Made approximately $4 million in charitable contributions to support the areas where we operate	EXPAND for good THINKING GLOBAL ACTING LOCAL
Implement environmentally sound operations that mitigate impact and protect ecosystems	• Aligned portfolio with a single responsibly sourced gas (RSG) certification program (EO100™ for social and environmental; MiQ for methane intensity); all production achieved top-level performance • Became largest producer of EO100™ certified RSG • Enhanced spill monitoring capabilities through Remote Operations Center (ROC); remote ability to visualize real-time data, monitor tank levels and shut-in and/or alert local operational team	MiQ EQUITABLE ORIGIN
Minimize emissions in support of delivering lower carbon energy to sustain economic progress	• Demonstrated high level of emissions management and performance through MiQ certification • Methane intensity of less than 0.03% across assets[(a)], as verified by independent third party • Achieved OGMP 2.0 Gold Standard Pathway designation, demonstrating our commitment to the highest level of methane emissions reporting	**<0.03%** Methane intensity across assets
Provide transparent and measurable information encouraging accountability	• Published inaugural sustainability report within 10 months following Chesapeake Energy and Southwestern Energy merger (the Merger) • Prioritized auditability and data governance through Internal Audit and limited assurance partnerships • Tied employee compensation to performance indicators, including environmental and safety targets; capped AIP payout if environmental and safety performance is not met • Executive compensation program promotes environmental and safety performance • Code of Business Conduct sets rigorous ethical standards and responsibilities for all employees	

For more information on Expand Energy's sustainability progress, initiatives and reporting, please visit expandenergy.com/sustainability.

(a) As determined in accordance with EPA's Greenhouse Gas Reporting Program methodology for operated onshore production.

4 › Expand Energy 2026 Proxy Statement

CELEBRATING ONE YEAR AS A COMPANY EXE featured on the Times Square Nasdaq board Highlights 5 2025 Corporate Governance Highlights Expand Energy’s long-term strategy is underpinned by a robust corporate governance framework designed to drive accountability, strategic oversight, and efficient resource management that our shareholders can depend on. Highlights of our 2025 year in gover-nance include the following: Corporate Risk Management Policy As the Company’s strategy evolved to place greater emphasis on marketing and commercial initiatives, the Board adopted an enterprise-wide risk management policy that embodies the Company’s transparent, resilient and accountable risk culture and enables our teams to proactively identify, assess and mitigate risks in pursuit of sustainable shareholder value. For more information, see “How We Oversee and Manage Commercial Risk” on page 19. Integration Our Board guided the Company through the successful and efficient integration of the Southwestern merger, resulting in accel-erated synergy capture and enabling our teams to progress to high-performance operational execution. Committee Charter Updates We updated our Audit, Compensation, ESG and Marketing and Commercial Committee Charters to more clearly define oversight over Company risks and activities and to reflect best governance practices. In 2025, our Board and committees held 35 meetings (10 Board meetings and 25 committee meetings) with an average attendance rate of 97%. 22% 44% of director nominees are gender, racially, ethnically or nationality diverse

6 Expand Energy 2026 Proxy Statement ONLINE ACCESS You will need the 16-digit control number printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. DATE AND TIME Thursday, June 4, 2026 / 10:00 a.m. Central Time LOCATION VirtualShareholderMeeting.com/EXE2026 When and where is the Annual Meeting? How do I attend the Annual Meeting? Who is entitled to vote? You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of Expand Energy com-mon stock as of the close of business on April 6, 2026, the record date for the Annual Meeting. Each share of Expand Energy common stock is entitled to one vote at the Annual Meeting. On the record date, there were 239,992,805 shares of common stock issued and out-standing and entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with Expand Energy common stock. How many votes do I get? One vote for each director nominee and one vote on each proposal for each share you hold as of April 6, 2026. How do I vote? There are 5 ways to vote: Voting and Meeting Information VIRTUALLY DURING MEETING To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page. VirtualShareholderMeeting.com/EXE2026 INTERNET VIA TABLET OR SMARTPHONE Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form. PHONE Call toll-free 800-690-6903. You will need the 16-digit number included in your notice, proxy card or voter instruction form. INTERNET VIA COMPUTER Visit proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. MAIL If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.

Voting and Meeting Information 7 What proposals will be voted on? What are the voting standards and how does the Board recommend that I vote? VOTING ITEM Board Recommendation Voting Standard Treatment of Abstentions and Broker Non-Votes(b) PROPOSAL 1. Election of Directors We are asking shareholders to elect each of the 9 director nominees named in the Proxy Statement. The Board and the Nominating and Corporate Governance Committee believe that each nominee has the qualifications, experience and skills necessary to represent shareholder interests through service on the Board. FOR EACH NOMINEE Majority of votes cast(a) No effect MANAGEMENT PROPOSALS PROPOSAL 2. Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2025 We designed our executive compensation program to attract and retain world-class leaders and align executive pay with Company performance and sustainable shareholder value. We are seeking a non-binding advisory vote to approve the compensation of our named executive officers (NEOs) as described in this Proxy Statement. We value your input, and the Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions.(c) FOR Plurality of votes cast No effect PROPOSAL 3. Ratification of Appointment of Independent Registered Public Accounting Firm for 2026 The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. We believe that retaining PwC is in the best interests of the Company and its shareholders. Accordingly, we are asking shareholders to ratify PwC’s appointment as a matter of sound corporate governance. (a) We have a majority-vote standard for the election of directors: Our Bylaws provide for a majority-vote standard for the un-contested election of directors. If a non-incumbent director nominee receives a greater number of votes AGAINST than FOR that nominee’s election, the nominee will not be elected. Further, if the number of votes AGAINST exceeds the number of votes FOR an incumbent director nominee, the nominee must promptly comply with the resignation procedures outlined in our Corporate Governance Principles. Abstentions and broker non-votes are not counted as votes either FOR or AGAINST the director. (b) Broker Non-Votes: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under applicable Nasdaq Stock Market (Nasdaq) rules such organization may generally vote at its discretion on “routine” matters, but cannot vote on “non-routine” matters. In such cases, the organization will inform the election inspector that it does not have the authority to vote your shares on such matter. This is referred to as a “broker non-vote.” Routine Matters: Proposal 3 regarding the ratification of PwC’s appointment as the Company’s independent registered public accounting firm is the only routine matter on which brokers, banks or other nominees may vote at their discretion. Therefore, no broker non-votes are expected in connection with Proposal 3. Non-Routine Matters: Each of the other proposals, including Proposal 1 regarding the election of directors and Proposal 2 regard-ing the advisory vote to approve NEO compensation, are non-routine under applicable Nasdaq rules. Without specific instructions, brokers, banks or other nominees cannot vote on these proposals, which may result in broker non-votes. (c) Advisory Votes: Your vote on Proposal 2 is “advisory” and therefore is not binding. However, our Compensation Committee and Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our NEOs.

8 Expand Energy 2026 Proxy Statement How many votes must be present to hold the Annual Meeting? A majority of the shares of the common stock entitled to vote must be present online or by proxy at the Annual Meeting to constitute a quorum and to transact business. Your shares will be counted as present at the Annual Meeting if you properly submit a proxy via inter-net, telephone or mail, or if you join the virtual Annual Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of establishing a quorum at the Annual Meeting. Who is soliciting my vote and how is it being solicited? Our Board is soliciting your proxy to vote your shares at the Annual Meeting. We are delivering proxy materials to shareholders primarily through the “notice and access” method. On or around April 24, 2026, we mailed a Notice of Internet Availability of Proxy Materials to shareholders who have not opted for email or paper delivery, which provides instructions on how to: • View our proxy materials online • Request a printed copy of the proxy materials at no charge • Instruct us on how you would like to receive future proxy materials We also emailed or mailed printed proxy materials to shareholders who previously requested electronic or paper delivery, respectively. We encourage shareholders to support our cost-reduction and sustainability efforts by accessing our proxy materials online or opting for electronic delivery. Who is paying for this proxy solicitation? The Company will bear all costs associated with soliciting proxies, including reimbursement of reasonable expenses incurred by brokers, dealers, banks and voting trustees, or their nominees in forwarding proxies to beneficial owners. We have engaged Alliance Advisors to assist in the solicitation for a fee of $24,000, plus distribution costs and expenses. Additionally, our proxy solicitor and certain directors, officers and employees may solicit proxies without additional compensation. What is the difference between a shareholder of record and a beneficial owner of shares held in street name? What happens if other matters are properly presented at the Annual Meeting? We are not aware of any other proposals to be submitted to shareholders at the Annual Meeting. However, if any matter not described in this Proxy Statement is properly presented for a vote at the meeting, the persons named on the proxy form may vote in accordance with their judgment. Discretionary authority to vote on other matters is included in the proxy. How You Hold Shares How You Receive Proxy Materials How Your Vote Works Record Holder Your shares are registered directly in your name with our transfer agent, EQ Shareowner Services. Directly from the Company You instruct the Company on how to vote your shares Beneficial Owner (holder in street name) Your shares are held indirectly through an account at a brokerage or other institutional account. From your broker, bank or other nominee You instruct your nominee on how to vote your shares, which in turn instructs the Company on how to vote your shares. (See discussion of “broker non-votes” on page 7).

Voting and Meeting Information 9 What happens if a director nominee is unable to serve? We do not know of any reason why any director nominee would be unable to serve. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If the Board nominates a different individual, the shares represented by all valid proxies will be voted for that nominee. Does the Board attend the Annual Meeting? Yes. Pursuant to our Corporate Governance Principles, directors are expected to attend the Annual Meeting. All of our directors attended the 2025 Annual Meeting. Can I change my vote or revoke my proxy? Yes. You may revoke your proxy and change your vote at any time before votes are taken at the Annual Meeting by delivering a later dated proxy (by one of the methods described above), by sending a written notice of revocation to the Secretary of the Company, or by voting during the Annual Meeting. Your written notice of revocation can be delivered to the Company’s Secretary at P.O. Box 18496, Oklahoma City, Oklahoma 73154 prior to the Annual Meeting. Who will serve as the inspector of election and count the votes? A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and count the votes. Is my vote confidential? Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except: (i) as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company; (ii) to allow for the tabulation and certification of votes; and (iii) to facilitate successful proxy solicitation efforts. Why did my household receive a single set of proxy materials? How can I request an additional copy of the proxy materials and Annual Report? In accordance with SEC rules, we send a single Notice, Proxy Statement and Annual Report to shareholders sharing the same last name and address. This procedure, called “householding,” benefits the Company and its shareholders by minimizing printing and mailing costs and the environmental impact of our annual meetings. If you are a shareholder of record and would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you would like to request householding, please contact us: If you are a beneficial holder and would like additional copies of the proxy materials or would like to request householding, please contact your bank, broker or other nominee. All shareholders can find our Proxy Statement, Annual Report on Form 10-K and other SEC filings on our investor website at investors. expandenergy.com/financial-information/sec-filings or on the SEC’s website at sec.gov. Where can I find the voting results of the Annual Meeting? We will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. It will be available on our website at investors.expandenergy.com/financial-information/sec-filings and on the SEC’s website at sec.gov. EMAIL ir@expandenergy.com MAIL Expand Energy Corporation Investor Relations P.O. Box 18496 Oklahoma City, Oklahoma 73154 PHONE 405-935-8870

10 Expand Energy 2026 Proxy Statement Your Board recommends a vote FOR the election of each nominee. Proposal 1: Election of Directors Voting for Directors At the Annual Meeting, proxies can be voted only with respect to the nominees named in this Proxy Statement. If a nominee is unable or declines to serve as a director, the proxy holders may vote for any nominee designated by the Board to fill the vacancy. Our Board currently has 10 directors. On April 6, 2026, John Gass notified the Company of his decision to retire as of the conclusion of the 2026 Annual Meeting and will not stand for re-election. Following the Annual Meeting, assuming the election of each director nominee, our Board will consist of 9 directors. The Company’s Bylaws provide that, if any incumbent director or any non-incumbent nominee receives a greater number of votes AGAINST than FOR his or her election, the non-incumbent nominee will not be elected, and the incumbent director must comply with the resignation procedures set forth in the Company’s Corporate Governance Principles. At the 2026 Annual Meeting, shareholders are being asked to elect 9 directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified. All nominees are proposed by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (Nominating Committee). Each nominee currently serves as a director of the Company. The Board and the Nominating Committee believe that each of the director nominees have substantial business, financial, environ-mental, marketing and commercial and E&P industry expertise and experience that align with the Company’s long-term strategy. Our Bylaws provide for a minimum of 3 and a maximum of 11 directors, each serving a one-year term and holding office until a successor is elected and qualified or until the director’s earlier resignation or removal.

Governance 11 BENJAMIN C. DUSTER, IV Independent Director Age: 65 Director since February 2021 Committees: Audit; Compensation Other Public Boards: Weatherford International plc (Nasdaq: WFRD) Education: JD, Harvard Law School; MBA, Harvard Business School; BA Economics, Yale University Career Highlights • Founder and CEO of Cormorant IV Corporation, LLC (2014 – Present) • CEO (2025 – Present) and CFO (2022 – 2025) of Mobile Tech, Inc. • CEO of CenterLight Health System, Inc. (2016 – 2018) • Co-Founder of Watermark Advisors, LLC (2002 – 2015) • Various investment banking positions with Wachovia Securities, Inc. (now Wells Fargo) (1997 – 2001) and Salomon Brothers, Inc. (now CitiGroup Inc.) (1985 – 1997) • Director at Viceroy LLC • Director at The 1921 Institute • Former director at Cardone Industries, Inc.; Republic First Bancorp, Inc. (Nasdaq: FRBK); Diamond Offshore Drilling, Inc. (NYSE: DO); Alaska Communications Systems Group, Inc. (Nasdaq: ALSK); RCN Corporation (Nasdaq: RCN); Multi-Fineline Electronics (Nasdaq: MFLX); Netia, S.A. (Warsaw Stock Exchange: NET); WBL Corporation Ltd. (Singapore Stock Exchange: WBL); and Algoma Steel Inc. (Toronto Stock Exchange: AGA) Director Skills and Qualifications Mr. Duster is a seasoned executive and strategist with more than 30 years of operational, financial and organizational experience across multiple sectors. As a current and former director of a broad range of public and private companies, he brings significant finan-cial expertise and corporate governance experience to the Board. TIMOTHY S. DUNCAN Independent Director Age: 53 Director since February 2021 Committees: Compensation; Environmental and Social Governance; Nominating and Corporate Governance Other Public Boards: None Education: MBA, University of Houston; BS Petroleum Engineering, Mississippi State University Career Highlights • Founder, CEO, President and Director of Talos Energy Inc. (NYSE: TALO) (2012 – 2024) • Member of the National Petroleum Council (2024 – 2025) • Founder and SVP of Business Development at Phoenix Exploration Company, LP (2006 – 2012) • Manager of Reservoir Engineering and Evaluations at Gryphon Exploration Company (2000 – 2005) • Various reservoir engineering and portfolio evaluation roles for Amerada Hess Corporation, Zilkha Energy Company and Pennzoil E&P Company (1995 – 2000) • Chairman of Renaissance Offshore, LLC • Chairman (2022) and Vice Chairman (2021) of the National Ocean Industries Association (NOIA) • Member of the College of Engineering Dean’s Advisory Council at Mississippi State University Director Skills and Qualifications As a founder of multiple E&P businesses, and former CEO of a public company, Mr. Duncan brings extensive industry leadership, entre-preneurship and corporate development experience to the Board. His background in petroleum engineering and significant operational experience are also valuable assets to the Company. 2026 Director Nominees

12 Expand Energy 2026 Proxy Statement MATTHEW M. GALLAGHER Lead Independent Director Age: 43 Director since February 2021 Committees: Audit; Nominating and Corporate Governance (Chair) Other Public Boards: None Education: BS Petroleum Engineering, Colorado School of Mines Career Highlights • President and CEO of Greenlake Energy, LLC (2021 – Present) and Venture Partner at NGP Energy Capital, LLC (2021 – Present) • President and CEO (2019 – 2021); President and COO (2017 – 2019); VP and COO, (2014 – 2017); and Various senior management and engineering positions (2010 – 2014) at Parsley Energy Inc. • Various engineering and management positions at Pioneer Natural Resources (2005 – 2010) • Director at RigUp (formerly Workrise) (2024 – Present) • Director at American Energy Policy Center (non-profit) • Former Director at Parsley Energy Inc.; Pioneer Natural Resources Company; and Tap Rock Resources, LLC Director Skills and Qualifications As CEO of multiple public and private E&P companies, Mr. Gallagher brings significant technical, strategic and organizational experi-ence to Expand Energy’s Board. Mr. Gallagher also adds a wealth of corporate governance and energy policy experience. SARAH A. EMERSON Independent Director Age: 64 Director since February 2021 Committees: Environmental and Social Governance (Chair); Marketing and Commercial Other Public Boards: None Education: BA Government, Cornell University; MA, Johns Hopkins University Nitze School of Advanced International Studies Career Highlights • President of Energy Security Analysis, Inc. (2009 – Present) • Managing Principal at ESAI Energy, LLC (2009 – Present) • Various research and consulting positions at Energy Security Analysis, Inc. (1986 – 2009) • Senior Associate at Center for Strategic and International Studies (CSIS) • Senior Fellow at Harvard University, Kennedy School • Board member at Anbaric Development Partners • Adjunct Professor at The Fletcher School of Global Affairs at Tufts University Director Skills and Qualifications Ms. Emerson contributes a wealth of expertise in energy market analysis, forecasting and strategy to the Board, built on her experience as a leading consultant in the petroleum, alternative fuels and electricity spaces. Her academic and policymaking experience also provide invaluable insights to the Board.

Governance 13 S.P. “CHIP” JOHNSON, IV Independent Director Age: 70 Director since October 2024 Committees: CEO Search; Compensation; Nominating and Corporate Governance Other Public Boards: None Education: BS Mechanical Engineering, University of Colorado Career Highlights • Co-Founder, President and CEO of Carrizo Oil & Gas until its merger with Callon Petroleum in December 2019 • Director at Southwestern Energy Company (2020 – 2024) • Director at Callon Petroleum (2019 – 2022) • Director at Basic Energy Services (2001 – 2016) • Director at Pinnacle Gas Resources (2003 – 2011) • Director at SEARCH Homeless Services (non-profit) Director Skills and Qualifications Mr. Johnson has over 40 years of experience in oil and gas exploration and production and is a former President and CEO of a publicly traded company. Mr. Johnson’s extensive leadership, risk management, strategy and corporate governance experience are valuable assets to the Board. CATHERINE A. KEHR Independent Director Age: 63 Director since October 2024 Committees: Audit (Chair); CEO Search; Marketing and Commercial Other Public Boards: None Education: MBA, The Wharton School, University of Pennsylvania; BA, Yale University Career Highlights • Retired SVP and Director of Capital Research Company, a division of The Capital Group • Chairman (2016 – 2024) and Director at Southwestern Energy Company (2011 – 2024) • Ranked by Reuters survey among top 10 U.S. portfolio managers in 2002 • Formerly with Atlantic Richfield Company and Payden & Rygel Investment Management • Former director at California Resources Corporation (2015 – 2017) and Bank of Jackson Hole Director Skills and Qualifications Ms. Kehr adds a wealth of financial acumen from her career as a portfolio manager specializing in global energy equities and high-yield debt at a major fund manager. She brings a deep understanding of financial analysis, commodity cycles and capital markets, as well as an investor perspective, to the Board. Ms. Kehr also has strong corporate governance and compensation experience from her previous service as a director of other E&P companies.

14 Expand Energy 2026 Proxy Statement BRIAN STECK Independent Director Age: 59 Director since February 2021 Committees: CEO Search (Chair); Compensation (Chair); Environmental and Social Governance; Marketing and Commercial Other Public Boards: None Education: BS Engineering, University of Illinois at Urbana-Champaign Career Highlights • Co-Founder and CEO at WhiteOwl Energy LLC (2022 – Present) • Partner at Mangrove Partners (2011 – 2020) • Founder and Managing Member at The Laurel Group, LLC (2009 – 2011) • Head of U.S. Equities at Tisbury Capital (2006 – 2008) • Partner at K Capital LLC (2000 – 2005) • Global Co-Head of Equity Hedge Fund Coverage and various equity derivative and risk management positions at UBS Group AG (NYSE: UBS) and predecessor entities (1990 – 2000) • Former director at Civitas Resources, Inc. (NYSE: CIVI) (formerly known as Bonanza Creek Energy, Inc. (NYSE: BCEI)); California Resources Corporation (NYSE: CRC); and Penn Virginial Corporation (Nasdaq: PVAC) Director Skills and Qualifications Mr. Steck brings significant finance and capital markets expertise to the Board, having held senior roles at multiple investment firms. As a former director of multiple public E&P companies, he also provides invaluable corporate governance and executive compensa-tion experience. SHAMEEK KONAR Independent Director Age: 56 Director since October 2024 Committees: Marketing and Commercial (Chair) Other Public Boards: None Education: Ph.D. Economics and Finance, Vanderbilt University; BA Economics and Mathematics, St. Stephen’s College Career Highlights • Partner and Head of Energy, Ara Energy Decarbonization, a private equity fund focused on the acquisition, operations and decarbonization of conventional energy assets (2024 – Present) • CEO at Pilot Company (2021 – 2023); Chief Strategy Officer at Pilot Company (2017 – 2020) • Chief Investment Officer, Global Head of Business Development at Castleton Commodities International (CCI) (2015 – 2017) • Chief Investment Officer and member of the Management Committee of Mercuria Energy Group (2012 – 2015) • Managing Director, Co-Head of Global Commodities and Principal Investing at Goldman Sachs Group (2009 – 2012) • Director at Southwestern Energy Company (2023 – 2024) • Senior management roles at Constellation Energy (2003 – 2009) and Accenture (2001 – 2003) • Adjunct Professor at University of Tennessee, Knoxville Director Skills and Qualifications Having held senior leadership roles at public and private companies in the transportation, commodity trading and investment sectors, Mr. Konar contributes a wealth of global energy and commodities expertise to the Board. He also has strong operational and strategic experience.

Governance 15 MICHAEL A. WICHTERICH Chairman of the Board Age: 59 Director since February 2021 Committees: None Other Public Boards: None Education: BBA Accounting, University of Texas Career Highlights • Interim President and CEO of the Company since February 2026 • Executive Chairman (October 2021 – December 2022) and Interim CEO (April – October 2021) of the Company • Founder, CEO and Chairman of Three Rivers Operating Company LLC (2009 – Present) • Co-Founder of Firstelement Exploration (2024 – Present) • CFO of Texas American Resources Company (2006 – 2009) • CFO of New Braunfels Utilities (2004 – 2005) • CFO of Mariner Energy, Inc. (1998 – 2003) • Former director at Extraction Oil & Gas, Inc. (Nasdaq: XOG); Bruin E&P Operating, LLC; Grizzly Energy, LLC; Sabine Oil & Gas Corporation; and USA Compression Partners, LP Director Skills and Qualifications Mr. Wichterich brings extensive leadership, financial, and operational expertise to his role as Chairman. Through executive and director roles at several private and public energy companies, he has gained substantial industry, strategic and corporate governance experi-ence which has proved instrumental in his service to the Company.

16 Expand Energy 2026 Proxy Statement Governance Board Composition(a) We are committed to maintaining a Board that strikes the right balance between seasoned and fresh perspectives, and reflects the diversity of skills, backgrounds and experiences we deem crucial to the effective oversight of our sophisticated and evolving business. Board Participation Consistent with our Corporate Governance Principles, all of our directors dedicate the time, energy and attention needed to ensure the diligent performance of their duties, including by preparing for and attending shareholder, Board and committee meetings. In 2025, our directors had near perfect attendance. Information and reports regarding the committees of the Board begin on page 26. 97% 100% BOARD AND COMMITTEE MEETING ATTENDANCE ANNUAL MEETING ATTENDANCE 10 25 BOARD MEETINGS COMMITTEE MEETINGS GOVERNANCE CONTENTS 2026 Director Nominees 11 Board Leadership Structure 22 Board Composition 16 Service on Other Boards 24 Director Balance and Background 17 Director Retirement Policy 24 How We Oversee and Manage Enterprise Risk 18 Committees of the Board of Directors 26 Investor Engagement 20 2025 Director Compensation 30 TENURE 100% 5 years or less 4.1 Average tenure (years) AGE 59 Average age 3 of 5 Committee Chairs INDEPENDENCE 8 Independent Directors 100% Independent committees (a) Based on profiles of the 9 directors nominated to hold office until the 2027 Annual Meeting. 44% of director nominees are gender, racially, ethnically or nationality diverse 22% Female 22% Racially, ethnically or nationality diverse BOARD AND COMMITTEE DIVERSITY

Director Balance and Background

Our Board nominees consist of 9 well-rounded and proven leaders with relevant experience across multiple disciplines and industries. The Nominating Committee and Board understand that an array of talents and perspectives in the boardroom fosters innovation, critical thinking and elevated discussion. Accordingly, in reviewing potential director candidates, our Nominating Committee targets the skills and qualities necessary to guide our evolving Company in the execution of its long-term strategy.

	Duncan	Duster	Emerson	Gallagher	Johnson	Kehr	Konar	Steck	Wichterich	Total Skills By Category	% By Category
CEO OR BOARD CHAIR EXPERIENCE Leading the management or oversight of a company provides unique insights into the Company's performance, long-term strategy, shareholder interests, corporate governance and risk management.	•	•	•	•	•	•	•	•	•	9	100%
ENERGY INDUSTRY EXPERIENCE Understanding the unique challenges and opportunities of E&P and adjacent businesses provides crucial capabilities for assessing strategic priorities, operational plans and associated risks.	•	•	•	•	•	•	•	•	•	9	100%
MARKETING, TRADING AND TRANSPORTATION Significant experience in domestic and global commodity markets adds valuable perspective related to the Company's marketing, commercial and risk management strategies.			•		•	•	•	•		5	56%
INTERNATIONAL As we endeavor to reach more international markets and engage with a broader group of counterparties, we value international operational and transactional experience.	•	•	•		•	•		•		6	67%
MANAGEMENT OF LARGE OR COMPLEX ORGANIZATIONS Experience managing larger, more sophisticated organizations provides perspective regarding best practices as the Company's scale increases and scope broadens.	•			•	•		•		•	5	56%
FINANCE AND INVESTMENTS Experience in financial reporting, accounting and capital markets relative to a public company of our scale promotes effective capital allocation and robust oversight.	•	•		•		•	•	•	•	7	78%
STRATEGIC TRANSACTIONS Expertise in mergers, acquisitions and other strategic transactions of varying size and scope provides valuable insights in guiding the Company's strategic priorities.	•	•	•	•	•	•	•	•	•	9	100%
HSER AND SUSTAINABILITY Experience in relevant health, safety and environmental regulations and best practices ensures proper oversight of risks faced by the Company, its workforce and the communities in which it operates.	•		•	•	•			•		5	56%
ENTERPRISE RISK MANAGEMENT Experience in effectively identifying, assessing and managing a diverse set of risks can help the Board appreciate, anticipate and better oversee the Company's risk management programs.	•	•		•	•			•		5	56%
HUMAN CAPITAL MANAGEMENT Our people are our most valuable asset. Experience in managing and developing talented workforces adds valuable perspective to the Board's guidance on matters concerning Company culture and employee compensation and benefits.	•	•	•	•	•			•	•	7	78%
CORPORATE GOVERNANCE Experience on other public company boards helps the Board implement best practices and better navigate governance issues.	•	•		•	•	•		•	•	7	78%
CYBERSECURITY OVERSIGHT AND TECHNOLOGY Meaningful experience overseeing information security enables our Board to anticipate and address privacy and cybersecurity risks.	•	•		•						3	34%

Governance ❯ 17

How We Oversee and Manage Enterprise Risk

The Board has primary responsibility for overseeing the identification and proper management of risks to Expand Energy's business. While each committee oversees risks directly in its areas of expertise, the Board retains primary oversight over the Company's enterprise risks, such as those related to commodity price volatility, safety and sustainability. This allows the full Board to evaluate the Company's major risks and refine the Company's strategy in light of such risks. The Board regularly assesses and monitors our risk management processes.

BOARD OF DIRECTORS: OVERSEES MAJOR RISKS		
• Capital budget • Reserves and resource development • Asset integrity	• Financial strength and liquidity • Capital markets transactions • Safety and sustainability issues	• Succession planning • Strategic transactions • Enterprise risk management

Audit Committee	Compensation Committee	Environmental and Social Governance Committee	Marketing and Commercial Committee	Nominating and Corporate Governance Committee
• Financial statements and reserve reporting • Enterprise risk management • Independent auditor • Legal/regulatory compliance • Internal audit • Hotline monitoring • Code of Business Conduct • Cybersecurity • Related party transactions and conflicts	• Compensation programs designed to: – Promote responsible business decisions – Align with shareholder interests – Deter excessive risk taking • Executive and employee retention and development	• Sustainability related risks • Corporate sustainability report • Regulatory trends and compliance • Scientific and technological developments • Environmental performance • Health and safety incidents • Human capital management	• Marketing, commercial and risk management strategies, policies and controls • Marketing and transportation portfolio • Hedging and risk management • Market fundamentals and developments	• Board composition • Director independence • Leadership structure • Succession planning • Corporate governance policies and procedures • Shareholder engagement • Political spending and lobbying oversight

MANAGEMENT OVERSIGHT			
Financial Risk	**Legal/Compliance Risk**	**Strategic and Operational Risks**	
Accounting, Treasury, Marketing and Commercial and Internal Audit Departments	**Legal and Compliance Departments**	**HSER, Sustainability, IT and Operations Departments**	**Executive Committee and Operations Department**
Principal responsibility for monitoring financial risks, including financial reporting, internal control matters, insurance, liquidity, debt management, commodity and interest rate hedging and credit ratings	Principal responsibility for maintaining and monitoring compliance with all corporate policies and procedures, as well as legal and regulatory matters	Oversee and monitor compliance efforts related to safety and sustainability risks, data governance, information systems and cybersecurity threats	Oversee and monitor strategic and operational risks affecting all aspects of our business

For more information about specific risks facing the Company, see the "Risk Factors" section of our 2025 Annual Report on Form 10-K.

18 ❯ Expand Energy 2026 Proxy Statement

RISK MANAGEMENT PROCESS


1
IDENTIFICATION
2
ASSESSMENT
3
EVALUATION
4
MITIGATION OR TREATMENT
5
MONITOR AND REPORT

We strive to foster a culture of risk management throughout the Company. With the Board's guidance, our management team routinely reviews our enterprise risk processes to ensure risk is consistently and appropriately considered in our decision making. Internal risk committees composed of management and experts continuously evaluate our risk management processes and address significant risk exposures. This comprehensive framework enables our management team to deliver on the Board's risk management program.

Strategic Oversight

The Board plays a pivotal role in guiding our returns-driven strategy by overseeing our strategic framework, assessing growth opportunities and advising on industry trends and market dynamics. The Board regularly reviews these matters during Board and committee meetings and routinely engages with management between meetings, ensuring our directors' unique insights and expertise help shape Expand Energy's long-term strategy.

How We Oversee and Manage Commercial Risk

In 2026, Expand adopted an integrated Corporate Risk Management Policy and framework designed to empower the Company to proactively identify, assess and manage risk in connection with strategic and day-to-day business decision making at all levels. As part of the new framework, the Company formed a management-level Risk Management Committee, to be led by the Company's Chief Risk Officer, which will oversee the Company's commercial risk management and compliance efforts. Meeting regularly, the Committee identifies, evaluates, and prioritizes key near- and long-term risks associated with various commercial activities and relationships considered by the Company, establishes risk limits and other appropriate parameters to guide sound business decisions and elevates assessments to the applicable Board-level Committee where appropriate. All commercial personnel are required to complete training on our Corporate Risk Management Policy at least annually.

How We Oversee and Manage Cybersecurity Risks

Protecting the confidentiality, integrity and availability of our infrastructure, resources and information is a critical part of risk management, which is why we take a multi-layered approach to monitoring and addressing cybersecurity risks.

BOARD AND AUDIT COMMITTEE	CHIEF INFORMATION OFFICER	IT CYBERSECURITY TEAM
• Oversees IT policies, standards and procedures governing cybersecurity program • Receives at least semiannual reports on cybersecurity program	• Oversees cybersecurity framework • Directs IT Cybersecurity Team	• Dedicated IT manager and security engineers • Regularly reviews and updates IT policies, standards and procedures designed to prevent, detect, investigate and respond to cybersecurity incidents • Works with the Board, Audit Committee, management and other stakeholders to address any cybersecurity incidents

Governance ❯ 19

20 Expand Energy 2026 Proxy Statement How We Oversee and Manage Sustainability-Related Risks As part of our mission of connecting affordable, reliable and lower carbon energy to premium and global markets in need, the Company remains committed to fostering a culture of risk management throughout the organization. Proper consideration of sustainability-related risks is incorporated into our strategy and decision-making processes at every level. BOARD OF DIRECTORS EXECUTIVE LEADERSHIP TEAM SUSTAINABILITY-RELATED WORKING GROUPS OPERATIONS • Environmental and Social Governance Committee • Chief Executive Officer • Executive Vice Presidents • Overseen by Executive Leadership Team • Directors, managers and individual contributors tasked with various sustainability-related functions across the organization • Oversees sustainability strategy, performance and disclosure • Provides quarterly updates to senior leaders on working group progress and other related policy and sustain-ability matters • Business Unit leadership • Subject matter experts • HSER leadership • Sustainability team • Infrastructure Services • Stakeholder engagement Consistent with our commitment to maximizing stakeholder value, the Company leverages its risk management processes to examine its operational plans and strategic priorities against the physical, social and regulatory settings of our operations and evaluate potential sustainability-related risks. When risks are identified, our cross-functional sustainability team works to develop and execute appropri-ate mitigation plans or adjustments. Investor Engagement We recognize the importance of maintaining an active shareholder outreach program. The Chairman of the Board, the Chairs of our Compensation and Nominating Committees and management engage our shareholders year-round on a variety of topics, including corporate governance, Board composition, executive compensation, sustainability, operating and financial performance, corporate strategy, balance sheet management and our capital returns program. In 2025, our team met with shareholders representing ~75% of our outstanding shares of common stock, giving us a deeper understanding of the issues that matter most to our shareholders.

Governance 21 ANNUAL MEETING OF SHAREHOLDERS WINTER Review feedback from fall meetings with Board members and use it to consider governance and compensation changes and enhance proxy disclosures, when applicable FALL Engage with investors on highest priority issues SPRING Engage with shareholders to address important annual meeting issues SUMMER Review shareholder votes at our most recent annual meeting and current trends in corporate governance BOARD ACCOUNTABILITY TO INVESTORS Quarterly review of investor views and feedback Periodic independent director meetings with investors + + + Annual director elections with majority voting standard Proxy access at 3%, 3 years, 25% of Board ANNUAL ENGAGEMENT CYCLE How You Can Communicate with the Board Shareholders and other interested parties may communicate with the Board, either individually or as a group through one of the pro-cesses below. INTERNET expandenergy.com/about/board-of-directors EMAIL TalktoBoD@expandenergy.com PHONE 866-291-3401 (Director Access Line) MAIL Expand Energy Corporation Investor Relations P.O. Box 18496 Oklahoma City, Oklahoma 73154

22 Expand Energy 2026 Proxy Statement Our Board of Directors Board Leadership Structure Our Board is committed to ensuring that Expand Energy’s governance structure remains tailored to achieving the Company’s ever-green and long-term objectives and maintains strong alignment with shareholder interests. In light of Mr. Wichterich’s recent appoint-ment as Interim President and CEO, the Board continues to preserve robust independent oversight, including by maintaining a sepa-rate Lead Independent Director role. We believe this structure enables our Interim President and CEO to devote appropriate attention to managing the Company while ensuring effective, independent Board oversight. Michael Wichterich has served as the Board’s Chairman and Matthew Gallagher has served as the Board’s Lead Independent Director since February 2021. Mr. Wichterich previously served as the Company’s Executive Chairman from October 2021 to December 2022. The Board is composed of the Chairman and Interim President and CEO and 8 independent non-employee members. The following chart describes the purpose of each element of our Board structure and provides additional detail on composition and activities of the Board. Information regarding our Committees begins on page 26. AUDIT COMMITTEE COMPENSATION COMMITTEE ENVIRONMENTAL AND SOCIAL GOVERNANCE COMMITTEE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MARKETING AND COMMERCIAL COMMITTEE EXPAND ENERGY BOARD OF DIRECTORS Promotes the Company’s long-term success and ensures proper oversight of management, evergreen and long-term strategy and enter-prise risks, including by: • Fostering a culture of capital discipline, safety and sustainability excellence, accountability and risk management • Implementing corporate governance best practices • Overseeing and evaluating strategic opportunities, while maintaining a strong balance sheet CHAIRMAN OF THE BOARD Leads our Board and sets the tone for the Board’s culture, ensuring Board effectiveness and responsiveness to the Company’s shareholders. Oversees the scheduling, preparation and agenda for each Board meeting, including executive sessions of non-employee directors, which take place at least quarterly. HOW WE SELECT THE CHAIR Our Nominating Committee makes a recommendation to the Board, based in part on feedback from its annual self-assessment, regarding which director should serve as Chair. Acting on this recommendation, the independent directors elected Mr. Wichterich to serve as Chairman and Mr. Gallagher to serve as our Lead Independent Director.

Governance 23 How We Maintain a Board that is Right for the Company Our Board, in concert with our Nominating Committee, regularly reviews its composition to ensure it has the right combination of skills, tenure, perspectives and qualifications to achieve the Company’s strategic objectives. IMPORTANT FACTORS IN ASSESSING BOARD COMPOSITION The Nominating Committee strives to maintain an engaged, independent Board with broad and relevant experience and skills that is committed to advancing the long-term interests of our shareholders. The Committee considers a variety of factors when selecting and recruiting director candidates, including: • Ensuring an experienced, qualified Board with expertise in areas relevant to the Company. The Nominating Committee seeks directors who have held significant leadership positions and who have experience in the financial, operational, commer-cial, sustainability, regulatory, risk management and other aspects of the evolving industries in which in which we compete. • Annual assessment of Board effectiveness. The Board annually assesses its effectiveness through a process led jointly by the Chairs of the Board and Nominating Committee. The Chairman of the Board summarizes the directors’ assessments for discussion at executive sessions of the Board and its committees. For more information on this evaluation process, see the Nominating Committee’s Charter and the Board’s Corporate Governance Principles, which are available on our website at expandenergy.com/about/board-of-directors. ROLE OF THE CHAIR Our Chairman is responsible for optimizing the Board’s processes and prioritizing its review of Company affairs. The Chairman’s primary responsibilities are summarized below and described in further detail in our Corporate Governance Principles. DIRECTOR RECRUITMENT PROCESS Candidate Recommendations • From shareholders, management, directors and search firms Nominating Committee • Engages search firms to assist in search process • Interviews and evaluates candidates • Recommends nominees Board • Evaluates candidates and selects nominees Shareholders • Vote on nominees at the annual meeting of shareholders Meetings • Oversees and chairs quarterly Board meetings, including executive sessions, and calls additional Board or independent director meetings as needed Communications • Regularly meets with and serves as liaison between the management team and independent directors • Engages with major shareholders Governance • Guides the Board’s governance processes alongside the Nominating Committee, including succession planning, annual Board evaluation, and selection of committee chairs and membership • Oversees annual CEO evaluation If the Chairman is unavailable, the Lead Independent Director performs these functions. • Highest personal and professional ethics • Integrity and values • A passion for learning • Inquisitive and objective perspective • Sound judgment Director “must haves”

24 Expand Energy 2026 Proxy Statement How We Assess Board Size Our Nominating Committee reviews the size of our Board annually to ensure it balances efficiency with the array of skills and experience that our evolving business demands. Our Bylaws currently provide for a minimum of 3 and a maximum of 11 directors, and our Board cur-rently consists of 10 directors. John Gass notified the Company of his decision to retire as of the conclusion of the 2026 Annual Meeting and will not stand for re-election. Following the Annual Meeting, assuming the election of each director nominee, our Board will consist of 9 directors. We believe the Board’s current size is appropriate given the scale and complexity of the businesses and markets in which we currently operate. How We Assess Director Independence Our Board and Nominating Committee assess each director’s independence to ensure that no relationship exists which might inter-fere with their ability to exercise independent judgment. Our own independence standards conform with all applicable regulatory and Nasdaq requirements. Annually, the Board reviews all relevant related person transactions, as described below. TRANSACTIONS WITH RELATED PERSONS The Company maintains a written policy governing related party transactions and relationships in which the Company is a participant, the amount involved exceeds $120,000, and any of our current directors or executive officers, or holders of 5% or more of our common stock, or any of their respective immediate family members has or will have a direct or indirect material interest. The Audit Committee reviews and, where appropriate, approves such interested transactions, subject to specified exceptions. Related party transactions are also subject to the Company’s Code of Business Conduct. The Audit Committee approves or ratifies only those transactions that it determines in good faith to be in the best interests of the Company and its shareholders. Service on Other Boards We value the experience our directors and executives gain from serving on other public company boards. We also understand that our success depends on our directors and officers dedicating sufficient time and resources to guiding and managing the Company. Accord-ingly, our Corporate Governance Principles limit the total number of public company boards on which our directors and executive may serve, inclusive of our own: Director Retirement Policy Our Corporate Governance Principles include a mandatory retirement policy for directors, generally requiring retirement by the annual meeting following the director’s 80th birthday. DIRECTORS EXECUTIVES 4 2 During its 2025 review, the Board determined that all of our director nominees, other than Mr. Wichterich, our Interim President and CEO, are independent. INDEPENDENT DIRECTORS 8 of 9

Governance 25 Succession Planning and CEO Search Committee The Board regularly evaluates both emergency and long-term succession plans for the CEO and other senior leaders. In 2025, the Company engaged an executive leadership consultant to assist the Company in refining our executive leadership and development framework and succession plans. In assessing potential successors for senior leaders, our non-employee directors consider the skills, experience and qualities essential to successfully lead the Company in alignment with its unique opportunities and challenges. Our updated planning process includes defining desirable leadership capabilities, assessing internal candidates against those capa-bilities, developing and monitoring individual development plans, assigning executive coaches and benchmarking internal candidates against the external market. The broader leadership development and assessment program includes high potential employees at various levels of the organization. Our directors also regularly interact with successor candidates and other high potential employees. In connection with our executive leadership transition in 2026, the Board formed an independent CEO Search Committee to oversee the identification, evaluation and selection of candidates to serve as the Company’s permanent Chief Executive Officer. The members of the CEO Search Committee are S.P. “Chip” Johnson, IV, Catherine A. Kehr, and Brian Steck. With input from the Nominating Committee, the Board also regularly reviews its own succession plans to ensure that the Board main-tains the ideal mix of backgrounds and skills to oversee our evolving business. The Nominating Committee evaluates potential candi-dates through the process described under the heading “Director Recruitment Process” on page 23 and recommends candidates for full Board approval. Director Candidate Recommendations The Nominating Committee considers all shareholder recommendations for director candidates, evaluating them through the same lens as any other candidate. HOW YOU CAN RECOMMEND A CANDIDATE To recommend a candidate for our Board, write to the Nominating Committee, c/o Chris Lacy, Executive Vice President, General Counsel and Corporate Secretary, Expand Energy Corporation, P.O. Box 18496, Oklahoma City, Oklahoma 73154, and include all information that our Bylaws require for director nominations. You can find the full text of our Bylaws in Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2025. Tone at the Top — Embodying Our Core Values Our Board sets the tone for our management team and employees by fostering a culture of openness, honesty, integrity and ethical behavior in the boardroom. Our core values are foundational to our Company’s culture and serve as the lens through which our Board, management and employees shape and execute the Company’s strategy. We believe that, by living our core values, we are building a stronger, more prosperous Company for all of our shareholders. STEWARDSHIP Safety and environmental stewardship require excellence in the ordinary LEARN Commit to continuous improvement through humility, curiosity and constant learning CHARACTER Integrity in every action DISRUPT Challenge the status quo to achieve better outcomes for energy consumers COLLABORATE Embrace diverse perspectives, confront the brutal facts, and speak with radical candor

26 Expand Energy 2026 Proxy Statement Other Governance Policies and Practices The Board has adopted Corporate Governance Principles, which include information regarding the Board’s role and responsibilities, direc-tor qualifications, director independence and other guidelines, and charters for each of the Board committees. The Board has also adopted a Code of Business Conduct applicable to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. These documents, along with our Certificate of Incorporation and Bylaws, serve as the foundation of our corporate governance framework. The Code of Business Conduct is available on our website at expandenergy.com/sustainability/ resources. All committee charters and the Corporate Governance Principles are available on our website at expandenergy.com/about/ board-of-directors. Waivers of provisions of the Code of Business Conduct, if any, as to any director or executive officer are required to be evaluated by the Audit Committee or the Board and amendments to the Code of Business Conduct must be approved by the Board. We intend to post any such waivers from, or changes to, the Code of Business Conduct on our website within 4 business days of such approval. Relocation of Corporate Headquarters As previewed in February 2026, the Company has relocated its corporate headquarters to its offices in Spring, Texas in order to strengthen the Company’s relationships with key industry and commercial partners and progress the Company’s long-term growth objectives. The Company expects to continue to maintain a material presence in Oklahoma City, Oklahoma following the relocation. Committees of the Board of Directors Our Board carries out many of its duties through its 5 standing committees, each of which is composed solely of independent non-employee directors. A biographical overview of the members of our committees can be found under “Election of Directors” beginning on page 10. COMMITTEE COMPOSITION Each committee member satisfies Nasdaq’s and the Company’s definitions of an “independent director,” and all 3 members of the Audit Committee are “audit committee financial experts” (as defined under SEC rules), in each case as determined by the Board. • Heightened standards for Audit Committee members. Under a separate SEC independence requirement, Audit Committee members may not accept any consulting, advisory or other fees from the Company, except compensation for Board service. • Heightened standards for members of the Compensation and Nominating Committees. As a policy matter, the Board also applies a separate, heightened independence standard to members of the Compensation and Nominating Committees: no member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from the Company. In addition, in accessing Compensation Committee member independence, Nasdaq rules require the Board to consider their sources of compensation, including any consulting, advisory or other compensation paid by the Company. 100% INDEPENDENT COMMITTEES ACTIVITIES RESPONSIBILITIES Each committee meets quarterly, and periodically as needed throughout the year, reports its actions and rec-ommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority and funding to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting. The primary responsibilities of each committee are listed on the following pages (and committee respon-sibilities relating to risk oversight are described under “How We Oversee and Manage Enterprise Risk” on page 18). For more detail, see the committee charters on our website at expandenergy.com/about/board-of-directors.

Governance 27 AUDIT Catherine A. Kehr Chair Independent Members: Catherine A. Kehr, Chair Benjamin C. Duster, IV Matthew M. Gallagher Audit Committee Financial Experts: 3 2025 Meetings: 4 Key Oversight Responsibilities • Independent auditor engagement • Integrity of financial statements and disclosures • Financial reporting and accounting standards • Disclosure and internal controls • Enterprise risk management • Legal and regulatory compliance • Corporate compliance • Internal audit functions • Employee/vendor hotline • Cybersecurity • Related party transactions • Oil and gas reserves reporting COMPENSATION Brian Steck Chair Independent Members: Brian Steck, Chair Timothy S. Duncan Benjamin C. Duster, IV S.P. “Chip” Johnson, IV 2025 Meetings: 5 Key Oversight Responsibilities • Compensation plans that attract, retain and motivate executive officers and employees • Implementation of executive compensation goals and objectives • CEO and senior executive performance evaluation • Incentive compensation programs, including the Company’s Long Term Incentive Plan • Broad-based plans available to all employees, including 401(k) plan and health-benefit plans • Compensation of non-employee directors • Establishment and monitoring of compliance with stock ownership guidelines applicable to executive officers and directors • Administration of Company’s clawback policy ENVIRONMENTAL AND SOCIAL GOVERNANCE Sarah A. Emerson Chair Independent Members: Sarah A. Emerson, Chair Timothy S. Duncan John D. Gass* Brian Steck 2025 Meetings: 4 Key Oversight Responsibilities • Safety and sustainability policies, programs and practices • Corporate sustainability report • Identification and evaluation of legislative, regulatory, judicial and political trends relating to sustainability • Environmental, health and safety performance, including the development and integration of metrics into business plans • Monitor scientific and technological developments and evolving industry standards and their impact on the Company’s environmental, health and safety policies and procedures • Review environmental, health and safety incidents and oversee regulatory compliance • Human capital strategies and programs, including those related to culture, recruitment, diversity, development and retention, and employee engagement *Mr. Gass will retire from the Board as of the conclusion of the 2026 Annual Meeting.

28 Expand Energy 2026 Proxy Statement MARKETING AND COMMERCIAL Shameek Konar Chair Independent Members: Shameek Konar, Chair Sarah A. Emerson Catherine A. Kehr Brian Steck 2025 Meetings: 7 Key Oversight Responsibilities • Marketing, commercial and risk management strategies, policies and processes • Execution of marketing and commercial activities • Oversight of hedging and other risk management policies and activities • Identify and monitor key market fundamentals and development NOMINATING AND CORPORATE GOVERNANCE Matthew M. Gallagher Chair Independent Members: Matthew M. Gallagher, Chair Timothy S. Duncan John D. Gass* S.P. “Chip” Johnson, IV 2025 Meetings: 5 Key Oversight Responsibilities • Director recruitment and evaluation • Senior leadership and Board succession planning • Evaluation, oversight and implementation of corporate governance principles, policies and procedures • Size and sufficiency of Board and committees • Board committee structure and membership • Annual Board self-assessment and evaluation • Shareholder engagement • Conflict of interest reviews • Political spending and lobbying • Charitable donations *Mr. Gass will retire from the Board as of the conclusion of the 2026 Annual Meeting

Governance 29 Audit Committee Report The Audit Committee is directly responsible for the appointment, compensation, retention and over-sight of the work of the independent auditor for the purpose of preparing and issuing audit reports or performing other services for the Company. The independent auditor reports directly to the Audit Committee. Pursuant to its charter, the Audit Committee is also charged with the oversight of the: • Integrity of the Company’s financial statements • Company’s legal and regulatory compliance • Independent auditor’s qualifications and independence • Company’s internal audit function Management is responsible for preparing the Company’s financial statements in accordance with GAAP and for maintaining the Com-pany’s internal controls over financial reporting and other control systems. The independent auditor is responsible for auditing the Company’s financial statements, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each. In fulfilling its responsibilities, the Audit Committee met with management and PwC throughout the year and met with PwC at each quarterly meeting outside of the presence of management. The Audit Committee also reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2025. The Committee discussed with PwC the matters required to be discussed pursuant to PCAOB standards and reviewed and discussed with PwC the auditor’s independence. As part of that review, PwC provided the Committee with the written disclosures concerning independence required by the PCAOB. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. Compensation Committee Report The Compensation Committee oversees Expand Energy’s executive and employee compensation programs. In 2025, the Compensation Committee, among other things: • Conducted in-depth reviews of the Company’s compensation programs • Determined individual officer LTIP awards with performance periods ending in 2025 • With input from our independent executive compensation consultant, set total compensation levels, including base salaries, AIP targets, and LTIP target and vehicles for all Section 16 officers • Determined the annual bonus pool for non-officer employees • Reviewed policies and programs, including the Company’s stock ownership guidelines The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Committee recommended to the Board that the Compensation Dis-cussion and Analysis be included in this Proxy Statement. MEMBERS OF THE AUDIT COMMITTEE Catherine A. Kehr, Chair Benjamin C. Duster, IV Matthew M. Gallagher MEMBERS OF THE COMPENSATION COMMITTEE Brian Steck, Chair Timothy S. Duncan Benjamin C. Duster, IV S.P. “Chip” Johnson, IV

30 Expand Energy 2026 Proxy Statement 2025 Director Compensation Our non-employee director compensation program features cash compensation and an annual grant of restricted stock units (RSUs). Each year, our Compensation Committee, with input from our independent compensation consultant, conducts a comprehensive review of our program. The assessment benchmarks our directors’ pay against the Compensation Peer Group and considers trends in director compensation and corporate governance best practices. Our 2025 program included the following: Cash Retainer. An annual cash retainer of $80,000, payable quarterly in arrears. Alternatively, directors may opt to receive RSUs in lieu of cash. For those electing RSUs, the awards were issued in June 2025 and vest ratably over 12 months. RSU Grant. An annual grant of RSUs valued at approximately $200,000 for each director, with an additional grant to our Chairman valued at approximately $150,000. Grants are made annually around the time of our annual meeting of shareholders. Directors may elect to defer any or all of their RSU awards. Committee Fees. The following Committee fees are payable in cash, subject to each director’s election to settle in RSUs. CHAIR MEMBER Audit $ 25,000 $ 10,000 Compensation $ 20,000 $ 5,000 Environmental and Social Governance $ 15,000 $ 5,000 Marketing and Commercial $ 25,000 $ 10,000 Nominating and Corporate Governance $ 15,000 $ 5,000

Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash ($)[a]	Stock Awards ($)[b]	All Other Compensation ($)	Total ($)
Timothy S. Duncan	76,607	224,090	–	300,697
Benjamin C. Duster, IV	96,250	208,488	–	304,738
Sarah A. Emerson	105,000	208,488	–	313,488
Matthew M. Gallagher	105,000	208,488	–	313,488
John D. Gass	90,000	208,488	–	298,488
S.P. "Chip" Johnson, IV	90,000	208,488	–	298,488
Catherine A. Kehr	113,750	208,488	–	322,238
Shameek Konar	105,000	208,488	–	313,488
Brian Steck	86,786	245,008	–	331,794
Michael A. Wichterich[c]	80,000	364,854	–	444,854

(a) Reflects annual cash compensation discussed above. These amounts do not reflect accrued dividend equivalents associated with RSUs.

(b) Represents the aggregate grant date fair value of 2025 RSU awards determined pursuant to FASB ASC Topic 718. These awards were made to each non-employee director on June 5, 2025 based on a 30-day volume weighted average price (VWAP) of $110.89 and their value was based on the closing price of the Company's common stock on June 5, 2025 of $115.57. Messrs. Duncan and Steck elected to receive their committee fees in RSUs for the period between the 2025 annual meeting and the 2026 annual meeting of shareholders. As of December 31, 2025, Mr. Duncan had 7,175 unvested awards, Mr. Duster and Ms. Emerson each had 15,601 unvested awards, Mr. Gallagher had 16,917 unvested awards, Mr. Gass had 25,505 unvested awards, Mr. Johnson, Ms. Kehr and Mr. Konar each had 1,804 unvested awards, Mr. Steck had 4,563 unvested awards and Mr. Wichterich had 11,487 unvested awards.

(c) Mr. Wichterich was appointed as the Company's Interim President and Chief Executive Officer on February 6, 2026.

Governance ❯ 31

32 Expand Energy 2026 Proxy Statement In accordance with Section 14A of Securities Exchange Act of 1934 (as amended, the “Exchange Act”) , we are giving shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs for 2025. The vote on this resolution relates to the compensation of our NEOs as a whole and is not intended to address any specific elements of pay. Advisory votes on executive compensation will be submitted to shareholders on an annual basis until the next advisory vote on the frequency of shareholder votes on executive compensation, which, in accordance with applicable law, is scheduled to occur at the 2029 Annual Meeting of Shareholders. We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution: RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the NEOs for 2025, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pur-suant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure provided in this Proxy Statement. Your Board recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this Proxy Statement. Executive Compensation Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2025 WHAT ARE YOU VOTING ON? We have designed our executive compensation program to attract and retain high-performing executives while maintaining strong alignment between executive performance and the long-term interests of our shareholders. At the 2026 Annual Meeting, we are asking shareholders to approve the compensation of our NEOs on a non-binding advisory basis. Although this vote is advisory and not binding on the Company or the Board, the Board values shareholders’ opinions, and the Compensation Committee will take the outcome of the advisory vote into account when considering future executive compensation decisions.

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS CONTENTS

CD&A Highlights	33	2026 Executive Compensation Decisions	46
Our 2025 Named Executive Officers	36	Other Executive Compensation Matters	48
Our Compensation Philosophy	37	Peer Groups	48
Process for Determining Executive Compensation	37	Stock Ownership Guidelines	50
Compensation Actions for 2025	39	Summary Compensation Table for 2025	52
2025 Annual Incentive Program	39	CEO Pay Ratio	60
2025 Long-Term Incentive Program	43	Pay Versus Performance	60

Expand Energy's compensation program is designed to align our management team's incentives with the interests of our shareholders and to reinforce the Company's core values and long-term, returns-driven strategy. By linking NEO compensation to rigorous financial and operational metrics, and strategic outcomes that are both differentiated and durable, our program enables us to attract and retain world-class talent while driving performance and accountability. The following Compensation Discussion and Analysis (CD&A), describes material elements of our compensation philosophy and program, our compensation decisions made for 2025 and the factors we considered in making them. This CD&A also describes the Compensation Committee's compensation decisions for 2026 thus far.

Compensation Discussion and Analysis Highlights

2025 CEO TOTAL DIRECT COMPENSATION



10%
12%
23%
55%
90%
At-Risk



Salary
AIP
RSUs
PSUs

2025 OTHER NEO TOTAL DIRECT COMPENSATION[(a)]



15%
15%
21%
49%
85%
At-Risk

SALARIES

Targeting 50th percentile as performance and experience dictate

ANNUAL INCENTIVE PROGRAM

Balancing short-term objectives with long-term goals

LONG-TERM INCENTIVE PROGRAM

100% paid in equity

70% performance driven

35% tied to absolute shareholder returns

(a) Does not include direct compensation for Ms. Raiford who was appointed as Interim Chief Financial Officer in August 2025. See "Appointments of Mr. Turco and Ms. Raiford" on page 46 for more information on Ms. Raiford's compensation arrangements in connection with her service as Interim Chief Financial Officer.

Executive Compensation ❯ 33

Our Business Expand Energy is focused on responsibly developing an abundant supply of nat-ural gas, oil and NGL to expand energy access for all. Our operations, which are located in Louisiana and Texas in the Haynesville and Bossier Shales, in Penn-sylvania in the Marcellus Shale and in West Virginia and Ohio in the Marcellus and Utica Shales, include working interests in approximately 6,600 gross natural gas and oil wells. Expand Energy is a premier energy company underpinned by a leading natural gas portfolio adjacent to the highest demand markets, premium inventory, a resilient financial foundation and an investment grade balance sheet. SW APP NE APP HAYNESVILLE 34 Expand Energy 2026 Proxy Statement Outstanding performance is rewarded through PSUs linked to three‑year TSR and cliff vesting 0% 50% 100% 150% 200% 0% 50% 100% 150% 200% -15% 0% 5% 10% 15% 20% -0- -10% -0- -5% -0- -0- -20% % of Target PSUs Earned % of Target PSUs Earned Absolute TSR (Annualized) 25th 35th 45th 55th 65th 75th 85th 90th -0- 20th Relative TSR (Percentile) aTSR Target: 7.5% rTSR Target: 55th 0% 50% 100% 150% 200% 0% 50% 100% 150% 200% -15% 0% 5% 10% 15% 20% -0- -10% -0- -5% -0- -0- -20% % of Target PSUs Earned % of Target PSUs Earned Absolute TSR (Annualized) 25th 35th 45th 55th 65th 75th 85th 90th -0- 20th Relative TSR (Percentile) aTSR Target: 7.5% rTSR Target: 55th Directly aligned with shareholder outcomes 2025 NEO LTIP 30% RSUs 35% rTSR 35% aTSR Our Strategy As North America’s largest natural gas producer, based on net daily production, Expand Energy’s strategy is to create sustainable value for our stakeholders by leveraging our scale, financial strength and operational excellence to expand the value of natural gas by connect-ing global scale to growing markets and to expand America’s energy reach to fuel a more affordable, reliable, and lower carbon future. Attractive, Connected Portfolio Geographically diverse portfolio with differentiated access to premium markets Answering the Call for Growing Demand Expanding the value of natural gas by connecting reliable scale to highest growth demand centers Resilient Financial Foundation Investment Grade balance sheet supports through-cycle value creation Responsible Stewardship Connecting affordable, reliable and lower carbon energy to markets in need

Q&A with Brian Steck, Compensation Committee Chair

Can you describe the goal of Expand Energy's executive compensation program?

Expand's executive compensation program is designed to attract and retain top talent while closely aligning pay with operational performance, financial results and long-term shareholder value. The program emphasizes long-term incentives, 100% of which are paid in Expand common stock with three-year vesting periods, and 70% of which are subject to demanding performance hurdles related to our absolute and relative shareholder returns. Annual incentives complement this structure by rewarding achievement of predefined goals that support durable, and differentiated, long-term value creation.

The Committee updated the Annual Incentive Program (AIP) in 2025. What changed?

The core structure of the AIP didn't change. We continue to focus on the same categories of metrics — License to Operate, Evergreen Value Drivers, and Long-Term Value Drivers — using demanding quantitative targets and predetermined weightings. What changed is how we evaluate results.

Previously, payouts were largely formula-driven, based on linear interpolation between threshold, target, and maximum performance hurdles. Under the updated approach, outcomes are informed by data-driven discussions that assess performance through our three lenses: degree of achievement, durability of results, and differentiation versus peers — the 'three Ds.' This allows us to reward innovation and outcomes that create lasting, differentiated value, rather than just hitting a number.

How has the updated AIP performed in its first year?

The new framework has sharpened our competitive focus and encouraged more innovative thinking across the organization. Leaders and teams are thinking more deeply about how our results compare to peers, and whether success reflects real structural improvements or temporary factors. While this approach is more complex, the early results give us great confidence we're moving in the right direction, as incentive decisions are clearly grounded in rigorous, data-informed judgment rather than purely formulaic outcomes, and importantly, better aligned with long-term value creation.



How did the committee determine the 2025 AIP payout?

Throughout the year, the Committee reviewed performance quarterly, refining the data and analysis needed to assess results against the three Ds. While this process required significant time and discussion, it proved valuable. By year-end, the Committee was confident in its ability to evaluate performance against predetermined metrics while applying informed judgment around durability, peer differentiation, and the broader market context.

Are you satisfied with the results of the 2025 AIP program?

Yes. We believe the program successfully shifted the focus from simply beating forecasts to strengthening the business for the long term. For example, our Haynesville performance was exceptional, with basin-level breakevens reduced by roughly 15%. The Committee viewed this improvement as both durable and clearly differentiated versus peers, fundamentally improving the economics of our position. We're also pleased with the cultural impact — teams are now expected not only to deliver results, but to clearly demonstrate why those results matter over the long term.

What is next for Expand's compensation program?

We'll continue to refine the program to ensure it remains competitive and aligned with shareholder interests. Our focus will stay on rewarding durable, differentiated performance while attracting and retaining high-performing talent.

We welcome thoughtful input and constructive feedback from our shareholders and other key stakeholders. Please send us your thoughts directly at TalktoBOD@expandenergy.com. Your feedback will be considered as we seek to continuously improve the program and strengthen our business.

Expand's executive compensation program is designed to

attract and retain top talent + **align pay to operational performance, financial results and long-term shareholder value.**

Executive Compensation ❯ 35

Our 2025 Named Executive Officers



JOSHUA J. VIETS

Mr. Viets has served as Executive Vice President and Chief Operating Officer since February 2022. Prior to joining the Company, Mr. Viets served as the Vice President, Delaware Basin in the Permian Basin Business Unit for ConocoPhillips. He began his career with ConocoPhillips in 2002, working in a variety of technical and leadership roles in the U.S. and the United Kingdom. Mr. Viets has held leadership positions in operations, engineering, subsurface and asset management.



CHRIS LACY

Mr. Lacy has served as Executive Vice President, General Counsel and Corporate Secretary since the completion of the Southwestern merger in October 2024. Prior to the Merger, Chris served as Senior Vice President, General Counsel and Secretary at Southwestern. He joined Southwestern in 2014 and held various roles of progressively increasing responsibility. Prior to joining Southwestern, Mr. Lacy helped lead a private high-stakes litigation practice with Dewey & LeBouef, LLP and Ahmad, Zavitsanos, Anaipakos, Alavi & Mensing P.C.



DANIEL F. TURCO

Mr. Turco has served as Executive Vice President, Marketing and Commercial since February 2025. Prior to joining the Company, Mr. Turco served as Head of Global LNG Trading / Head of Asia Gas & Power Marketing in Singapore for ExxonMobil. Mr. Turco joined ExxonMobil in 2006 where he held positions of increasing responsibility in upstream natural gas marketing and trading, spanning LNG, U.S., Europe and Asia gas markets. He began his career in oil and gas as an engineer. Mr. Turco earned an M.B.A. from Wilfrid Laurier University (Canada) and an Honors Bachelor of Applied Science, Civil Engineering & Management Science from the University of Waterloo (Canada).



BRITTANY RAIFORD

Ms. Raiford has served as Vice President – Treasurer & Investor Relations since April 2026. She previously served as Vice President, Interim Chief Financial Officer and Treasurer from August 2025 to April 2026 and as the Company's Vice President – Treasurer from the completion of the Southwestern merger in October 2024 until August 2025. Prior to the Merger, Ms. Raiford served as Vice President of Investor Relations at Southwestern. She joined Southwestern in 2011 and held various roles of increasing responsibility in accounting and finance. Ms. Raiford began her career in the assurance practice at Ernst & Young.

DOMENIC J. ("NICK") DELL'OSSO, JR. previously served as President and Chief Executive Officer from October 2021 until February 2026.

MOHIT SINGH previously served as Executive Vice President and Chief Financial Officer from December 2021 until August 2025.

36 ❯ Expand Energy 2026 Proxy Statement

Executive Compensation 37 Our Compensation Philosophy Our Compensation Committee designed our executive officer compensation program to attract and retain world-class, innovative leaders, who are positioned to execute our returns-focused strategy by properly aligning their compensation opportunities with the achievement of rigorous operational, financial and strategic priorities that drive superior, lasting shareholder value. Process for Determining Executive Compensation Our Compensation Committee is responsible for evaluating and approving the Company’s executive compensation plans, policies and programs. In determining compensation, the Committee conducts a comprehensive annual assessment of the performance of our NEOs, both individually and as a team. The Committee also considers our long-term strategic priorities and shareholder input, including the results of our most recent say-on-pay vote. In 2025, the Compensation Committee’s review included both an objective determination of the Company’s performance relative to predetermined operational, financial and strategic objectives, and a subjective consideration of each NEO’s individual contributions to the Company’s performance. The Committee also considered market data, including the compensation levels and structures of similarly situated executives among our Compensation Peer Group. In assessing the performance of each NEO in 2025, the Compen-sation Committee considered the following: Company Performance • Financial and operational performance of the Company, including progress made with respect to predetermined metrics more fully described on page 41 Individual Performance Tangibles • NEO’s contributions to the development and execution of the Company’s business plans and strategies • Performance of the NEO’s department or functional unit • Level of responsibility Individual Performance Intangibles • Demonstrated leadership • Motivational skills • Work ethic, insight, foresight, judgment • Demonstrated commitment to the Company EXECUTIVE OFFICER ASSESSMENT You can find more information and discussion on these considerations in “Primary Executive Compensation Elements for 2025” on page 38. Total Compensation • Pay-for-performance philosophy incentivizes exceptional individual and company performance without rewarding mediocrity • Target total direct compensation at around the 50th percentile of the Compensation Peer Group, adjusted for experience, performance and level of responsibility • Encourages prudent risk taking in line with Evergreen and Long-Term Value Drivers LTIP • Ties executive compensation directly to stock performance through our LTIP awards, which pay out 100% in equity, with 35% tied to absolute TSR and 35% tied to relative TSR • Incentivizes retention and sustained performance through PSUs with 3-year cliff vesting AIP • Based on quantitative metrics but responsive to cyclicality • Exacting “License to Operate” standards in AIP reward safe and sustainable operations

38 Expand Energy 2026 Proxy Statement WHAT WE DO WHAT WE DON’T DO • Pay for Performance. Long-term incentive awards vest over several years to incentivize and reward sustained performance in concert with our pay-for-performance philosophy. • Shareholder Engagement. Fulsome year-round engagement with shareholders on compensation and other topics of importance. • Stock Ownership Guidelines. Our NEOs are subject to a minimum equity ownership requirement, ensuring direct alignment with shareholder interests. • Clawback Policy. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recoup cash and equity incentive compensation. • Double-Trigger Change-in-Control Provisions. In the event of a change in control, cash severance and LTIP awards are paid only if an actual or constructive termination occurs. • Annual Risk Assessments. The Compensation Committee evaluates the relationship between compensation and corporate risk. • Peer Group Comparison. We compare executive compensation against industry compensation practices to drive distinguished relative performance. • Independent Compensation Consultant. The Compensation Committee retains its own independent consultant to advise on compensation matters. • No Excessive Risk Taking. Our compensation programs are designed to deter excessive risk taking. • No Tax Gross-Ups. Our severance agree-ments contain no tax gross-ups for NEOs. • No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually, and decisions are based on demonstrated individual performance, business conditions and external market data provided by our independent compen-sation consultant. • No Hedging or Pledging of EXE Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors. • No Employment Agreements. All NEOs are employed at-will. Compensation Governance Best Practices Primary Executive Compensation Elements for 2025 Expand Energy is committed to maintaining performance-driven compensation programs designed to attract, retain, and appropriately reward top talent while ensuring strong alignment between compensation and performance metrics that drive sustainable shareholder value. Our Compensation Committee aims to strike an appropriate balance between fixed and “at risk” compensation and implements our pay-for-performance philosophy by linking a significant portion of each NEO’s compensation to Company performance and indi-vidual contributions. COMPENSATION COMPONENT DELIVERY METHOD PURPOSE Fixed Base Salary Cash Competitively compensate executives to reflect levels of responsibility and contribution to the Company’s success Performance Based and Variable Annual Incentive Awards Cash Provide an incentive focused on near-term attainment of established objectives Long-Term Incentive Awards PSUs – stock settled 70% of total value Focus executives on longer-term delivery of differentiated absolute and relative shareholder value RSUs – stock settled 30% of total value Further align executives with shareholders and reinforce an “owner’s” perspective as our executives manage the business

Compensation Actions for 2025

2025 BASE SALARIES

The Compensation Committee reviews the base salaries of each NEO annually to ensure they are competitive relative to our Compensation Peer Group. Base salaries reflect each NEO's level of responsibility, leadership, and contribution to our financial and operational performance, as well as the competitive marketplace for executive talent in our industry. The Compensation Committee establishes base salaries upon the appointment of each NEO and may adjust them as a result of changes in responsibilities or market conditions. The Committee approved base salary increases for Messrs. Viets, Lacy, Dell'Osso and Singh for 2025 and established Mr. Turco's and Ms. Raiford's initial base salaries upon their appointment, in each case based on individual performance and targeting the 50th percentile of similarly situated executives in the Company's Compensation Peer Group.

Name and Title	2024 Annual Base Salary ($)	Year-over-Year Change (%)	2025 Annual Base Salary ($)
Joshua J. Viets Executive Vice President and Chief Operations Officer	585,000	3	600,000
Chris Lacy Executive Vice President, General Counsel and Corporate Secretary	490,000	2	500,000
Daniel F. Turco[(a)] Executive Vice President, Marketing and Commercial	–	–	515,000
Brittany Raiford[(b)] Vice President, Interim Chief Financial Officer and Treasurer	325,000	3	334,750
Domenic J. ("Nick") Dell'Osso, Jr.[(c)] Former President and Chief Executive Officer	910,000	4	950,000
Mohit Singh[(d)] Former Executive Vice President and Chief Financial Officer	560,000	3	575,000

(a) Mr. Turco joined the Company in his current position on February 18, 2025.

(b) Ms. Raiford was appointed as the Company's Vice President, Interim Chief Financial Officer and Treasurer on August 13, 2025. Ms. Raiford's title was changed to Vice President – Treasurer and Investor Relations, effective April 6, 2026.

(c) Mr. Dell'Osso separated from the Company on February 6, 2026.

(d) Mr. Singh separated from the Company on August 13, 2025.

2025 ANNUAL INCENTIVE PROGRAM

The Compensation Committee structured our 2025 annual incentive program (AIP) to motivate and reward our NEOs and other employees for the achievement of our strategic priorities and sustainable value creation. The program's performance metrics focus on 3 key areas: (1) cash generation, (2) capital efficiency, and (3) sustainability. To reinforce the Company's continued focus on sustainability and corporate responsibility, the AIP maintained rigorous goals on Serious Incident and Fatality (SIF), Methane Intensity and other License to Operate standards. 50% of our AIP awards are based upon the achievement of near-term Evergreen Value Drivers, 35% are tied to Long-Term Value Drivers, and 15% depend entirely upon our License to Operate objectives. All NEO awards under the AIP are subject to adjustment by the Board based on its retrospective, subjective evaluation of each NEO's individual and team performance against these weighted goals.

Calculating Annual Incentive Program Awards

The following formula was used to calculate the payment that could be awarded to each NEO under the 2025 AIP:

Base Salary X **Target Percentage of Base Salary** X **Payout Factor (0% – 200%)**

The Compensation Committee sets the target percentage of base salary for each NEO annually. The AIP features a target performance level for each metric. Each metric has a maximum payout of 200% of target for extraordinary performance, as discussed below. For 2025, the Committee set target levels based on the Company's approved budget, projected activity, commodity price outlook and historical performance.

Executive Compensation ❯ 39

Range of Potential AIP Payouts

The following table reflects the range of potential payouts for each NEO under our 2025 AIP and includes example payouts at the target and maximum levels.

Name	2025 Base Salary ($)	Annual Incentive Program Target as % of Base Salary	Annual Incentive Program at Target (100% Performance Metrics Achieved) ($)	200% Maximum Potential Opportunity ($)
Joshua J. Viets	600,000	100	600,000	1,200,000
Chris Lacy	500,000	80	400,000	800,000
Daniel F. Turco	515,000	100	515,000	1,030,000
Brittany Raiford	334,750	50	167,375	334,750
Domenic J. ("Nick") Dell'Osso, Jr.[(a)]	950,000	125	1,187,500	2,375,000
Mohit Singh[(b)]	575,000	100	575,000	1,150,000

(a) Mr. Dell'Osso's participation in the AIP ended upon his separation from the Company on February 6, 2026.

(b) Mr. Singh's participation in the AIP ended upon his separation from the Company on August 13, 2025. See page 59 for details regarding his severance payouts.

2025 AIP Performance Goals

For the 2025 AIP, the Compensation Committee established the performance goals described below, which it believes appropriately focused on the operational and financial discipline and long-term strategic vision that our shareholders value. Each metric was selected to align with one of our corporate objectives, with target performance measures set accordingly:



35%
Long-Term Value Drivers
15%
License to Operate
Weighting Factors
50%
Evergreen Value Drivers

These metrics, which cascade throughout the Company, were designed to drive cash generation while reinforcing our commitment to safety and environmental leadership. To complement our LTIP, which emphasizes total shareholder return (TSR), the Compensation Committee selected AIP performance metrics that were more directly within management's control. The Committee believes this balanced approach to NEO compensation incentivizes achievement of near-term operational efficiencies and longer-term strategic actions which create durable value. Weightings were determined for each performance goal based on its overall significance to our Company's success. The Committee reinforced our commitment to safety and sustainability by setting a SIF target of zero and demanding continuous improvement on Methane Intensity.

40 ❯ Expand Energy 2026 Proxy Statement

2025 AIP Performance

The License to Operate and Evergreen Value Driver metrics that determined 65% of our 2025 AIP are reflected in the following table. The Company excelled in all sustainability metrics and achieved exceptional operational and financial results, highlighted by strong new well performance, safety and free cash flow generation in 2025.

	Performance Metric	Target	Actual	Goal Weighting	Goal Payout Factor (Performance based on payout scale)	Committee Assessment	Weighted Goal (Goal Weighting x Goal Payout Factor)
License to Operate	Total Recordable Incident Rate (Employee & Contractor)	≤0.18	0.13	10%	180%	Significantly Exceeded	18.0%
	SIF (Serious Incident and Fatality)	0	0				
	Spills – Intensity Ratio	≤0.005	0.002	5%	103%	Significantly Exceeded	5.2%
	GHG – Emission Intensity	≤3.5	3.5			Partially Met	
	Methane Intensity	≤0.03%	0.03%				
Evergreen Value Drivers	New Well Program Delivery (PIR)	0.85	0.94	20%	160%	Exceeded	32.0%
	Free Cash Flow before A&D and Dividend	>$1,035	$1,825	10%	160%	Significantly Exceeded	16.0%
	Net Revenue – Incl. Hedges & GP&T ($/Mcfe)	$2.19	$2.33	10%	125%	Exceeded	12.5%
	Cash Costs – LOE & G&A ($/Mcfe)	$0.38	$0.31	10%	145%	Exceeded	14.5%
			Company Goals (above)	**65%**	**151%**		**98.2%**
			Long-Term Value Drivers	**35%**	**148%**		**51.8%**
			Total Bonus Payout	**100%**	**–**		**150%**

"Total Recordable Incident Rate" is the number of OSHA recordable incidents multiplied by 200,000 and then divided by the actual number of hours worked in one year for Company employees, contingent labor, and contractors. Contractor and contingent labor hours are based on gross capital spend per API guidelines.

"SIF (Serious Incident and Fatality)" is the number of actual serious incidents and fatalities during the year.

"Spills Intensity Ratio" is calculated as total produced liquid spilled outside of secondary containment (measured in Bbls) divided by total produced liquid (measured per 1,000 Bbls).

"GHG – Emission Intensity" is calculated as metric tons of CO_2e divided by gross operated annual production (Mboe).

"Methane Intensity" is calculated as volume of methane emissions divided by volume of gross operated natural gas produced.

"New Well Program Delivery" is calculated as the ratio of the net present value of cash flows over the net capital investment (NPV10/net capex) for all wells turned-in-line in 2025 and measured against their budgeted Profit Investment Ratio (NPV10/Total Net Capital). Adjusted to eliminate change in price and differentials.

"Free Cash Flow before A&D and Dividend" is cash flow from operations less capital expenditures and investments (not including A&D or financing cash flows), excluding any contract buyouts/buydowns.

"Net Revenue" is inclusive of basis, hedges and gathering, processing and transportation expenses, marketing margin and loss contracts divided by total production on a one thousand cubic feet of natural gas equivalent basis (Mcfe) (net operated and non-operated sale volumes for the year per accounting months).

"Cash Costs" is production expenses, plus general and administrative expenses divided by total production on a one thousand cubic feet of natural gas equivalent basis (Mcfe) (net operated and non-operated sale volumes for the year per accounting months).

Executive Compensation ❯ 41

Long-Term Value Drivers

35% of the 2025 AIP target payout was based on the achievement of certain strategic objectives set by the Compensation Committee covering the following areas:

LONG-TERM VALUE DRIVER	GOAL HIGHLIGHTS	COMMITTEE ASSESSMENT
Integration Milestones	• Completed integration of key systems by Q1 2025 • Achieved investment-grade rating and S&P 500 inclusion	Significantly Exceeded
Synergy Delivery / Breakeven	• Synergy realization increased to $600mm, 50% increase from Merger projection • Durable improvement to breakeven costs and efficiencies primarily from improved drilling performance	Exceeded
Inventory Replacement	• Operational efficiencies and lateral extensions enhanced inventory • Added strategic acreage positions	Exceeded
Marketing and Commercial Milestones	• Increased market access and trading • Strategic staffing enhancements and organizational buildout • Strengthened risk management policies and protocols	Exceeded
Corporate Culture	• Improved cultural alignment and employee engagement • Advances in leadership development, mentoring, collaboration and technical talent development	Exceeded

The Compensation Committee determined that the Company outperformed its Long-Term Value Drivers in 2025 and approved a payout of 51.8% (148% of the 35% target) for this portion of the AIP.

Actual Payments for 2025

In determining AIP outcomes for 2025, the Committee assessed and recognized each NEO's relative team and individual contributions to Company performance against our Long-Term Value Drivers, including synergy delivery, breakeven reduction, achievement of integration milestones and contributions to corporate culture. The following table shows the amounts actually awarded to each NEO under the 2025 AIP:

Name	2025 Base Salary ($)	Annual Incentive Program Target as % of Base	Annual Incentive Program at Target ($)	Payout Factor (%)	Payout ($)	Additional Performance Incentive ($)	Actual Award Payment ($)
Joshua J. Viets	600,000	100	600,000	150	900,000	150,000	1,050,000
Chris Lacy	500,000	80	400,000	150	600,000	50,000	650,000
Daniel F. Turco	515,000	100	515,000	150	772,500	–	772,500
Brittany Raiford	334,750	50	167,375	150	251,063	80,000	331,063
Domenic J. ("Nick") Dell'Osso, Jr.[(a)]	950,000	125	1,187,500	–	–	–	–
Mohit Singh[(b)]	575,000	100	575,000	–	–	–	–

(a) Mr. Dell'Osso's participation in the AIP ended upon his separation from the Company on February 6, 2026.

(b) Mr. Singh's participation in the AIP ended upon his separation from the Company on August 13, 2025. See page 59 for details relating to severance payouts.

42 ❯ Expand Energy 2026 Proxy Statement

Executive Compensation 43 2025 Long-Term Incentive Program Our long-term incentive program (LTIP) is integral to our pay-for-performance approach. The Compensation Committee believes that incentivizing our NEOs with a balanced mix of time-based restricted stock units (RSUs) and results-based performance share units (PSUs) strongly aligns their interests with those of our shareholders, driving returns and rewarding sustainable value creation, while also serving as a powerful recruitment and retention incentive. 2025 LONG-TERM INCENTIVE AWARDS – TARGETED VALUE The Compensation Committee approved the following 2025 target LTIP values for our NEOs: Name 2025 Base Salary ($) Long-Term Incentive Target (%) RSUs ($) Inducement RSUs ($) (a) Interim Service RSUs ($) (b) aTSR ($) rTSR ($) Total Target Value ($) Joshua J. Viets 600,000 550 990,000 – – 1,155,000 1,155,000 3,300,000 Chris Lacy 500,000 380 570,000 – – 665,000 665,000 1,900,000 Daniel F. Turco 515,000 388 600,000 875,000 – 700,000 700,000 2,875,000 Brittany Raiford(c) 334,750 127 212,500 – 200,000 106,250 106,250 625,000 Domenic J. (“Nick”) Dell’Osso, Jr. 950,000 801 2,283,750 – – 2,664,375 2,664,375 7,612,500 Mohit Singh 575,000 452 780,000 – – 910,000 910,000 2,600,000 (a) Inducement award granted upon hire on February 18, 2025. This award was made to partially compensate Mr. Turco for earned but unvested awards at Mr. Turc prior employer that he forfeited when he joined our team. (b) Ms. Raiford received a one-time grant of RSUs in connection with her appointment as Vice President, Interim Chief Financial Officer and Treasurer in August 20 (c) Ms. Raiford’s annual LTI award was granted under the Company’s Vice President LTI program and reflects a mix of fifty percent time-based and fifty percent perfor-mance-based awar Time-based • Fixed number of units that vest over 3 years • Stock settled Performance-based 35% Absolute TSR PSUs • Conditional number of units earned based on Company’s TSR over 3 years • Stock settled 35% Relative TSR PSUs • Conditional number of units earned based on Company’s TSR compared to peers over 3 years • Stock settled + 22% 30% Restricted Stock Units 70% Performance Share Units

44 Expand Energy 2026 Proxy Statement TARGET VALUE AND FORM OF 2025 LONG-TERM INCENTIVE AWARDS When setting the target value of long-term incentive awards, the Compensation Committee assesses each NEO’s role, leadership, and contribution to the Company’s success, as well as compensation levels within the Compensation Peer Group. Based on these considerations, the Committee sets an estimated target dollar value for each award. For 2025, NEO awards were comprised 70% of PSUs and 30% of RSUs, both of which are settled in stock and entitled to receive dividend equivalents payable in cash upon vesting. 2025 PSU AWARDS The Compensation Committee believes that PSUs tied to absolute and relative TSR create harmony between our executive compensa-tion program and long-term shareholder value generation, complementing the nearer-term operational and financial objectives of our AIP. The 2025 PSUs are subject to cliff vesting on the third anniversary of the grant date. The number of shares of Company common stock ultimately issuable under our PSUs depends entirely on our performance measured against the objective performance goal for each PSU type. Our 2025 performance goals were designed to deliver substantial payouts when our total shareholder returns were exceptional on both an absolute and relative basis, and result in low or no payouts for weaker TSR outcomes. Half of the PSUs (representing 35% of the total target LTIP award) will vest based on absolute total shareholder return (aTSR) on the third anniversary of the grant date as follows: Absolute TSR aTSR Percentage of Target PSUs Earned Less than 0% 0% 0% 40% 5% 80% 7.5% 100% 10% 120% 15% 160% 20% or greater 200% % Rank Percentage of Target PSUs Earned Less than 20% 0% 20% 0% 55% 100% 90% or greater 200% Absolute total shareholder return is measured on an annualized basis. No awards are issued if aTSR is less than 0%. Linear inter-polation is used to determine PSUs earned for performance levels between the values listed in the table to the left. The table to the left reflects target payout percentages for various percentile rTSR rankings in our Relative TSR Peer Group. For rTSR performance between the values listed in the table, the number of shares earned is determined by linear interpolation. Half of the PSUs (representing 35% of the total target LTIP award) will vest based on relative total shareholder return (rTSR) measured against our Relative TSR Peer Group on the third anniversary of the grant date as follows: Relative TSR

RELATIVE TSR PEER GROUP[a,b]

Antero Resources Corporation	EOG Resources, Inc.
CNX Resources Corporation	EQT Corporation
Comstock Resources, Inc.	Ovintiv Inc.
Coterra Energy Inc.	Range Resources Corporation
Devon Energy Corporation	S&P 500 Index
Diamondback Energy, Inc.	S&P Oil & Gas E&P Select Industry Index

Peer group includes 2 indices to ensure broader market relevance

(a) Peer group members approved in February 2025.

(b) If, during the first 18 months of the relative TSR performance period, any peer group member is acquired, then it shall be replaced by the first/next company on a predetermined rank-ordered replacement list. If, during the last 18 months of the performance period, any peer group member is involved in a merger or acquisition, then such peer company TSR will be locked-in as greater or less than that for the Company, in each case measured as of the date of the announcement of such merger/acquisition.

2025 RSU AWARDS

We believe that RSUs are key to retaining our NEOs and aligning their interests with those of our shareholders. RSUs vest ratably over 3 years from the date of grant, contingent upon continued employment and subject to certain exceptions for death, disability or termination without cause.

Certification of Performance and Vesting of 2022 PSUs

2022 PSU PERFORMANCE

As described in our 2023 Proxy Statement, the number of PSUs granted to our NEOs in 2022 consisted two-thirds of PSUs based on absolute total shareholder return and one-third of PSUs based on relative total shareholder return. The following table details the Company's performance against its aTSR and rTSR goals during the applicable performance periods.

PSU Performance Goal	Performance Period	Total PSU Weighting	Threshold	Target (100% Payout)	Maximum (200% Payout)	Annualized TSR Achievement	Final Performance Payout (%)
Absolute TSR	12/31/21 – 12/31/24	67%	0.0%	7.5%	20.0% (Actual: 22.35%)	22.35%	200.00
Relative TSR	12/31/21 – 12/31/24	33%	20th percentile (Actual: 42nd)	60th percentile	90th percentile	22.35% / 8th of 13	63.20

The following table shows the 2022 PSU payouts based on these performance results, as well as the number of shares earned, vested, and settled with Company stock.

	Absolute TSR			Relative TSR				
Name	**Target Number of 2022 aTSR PSUs Granted**	**Percent of Target aTSR PSUs Earned (%)**	**aTSR PSUs Earned**	**Target Number of rTSR 2022 PSUs Granted**	**Percent of Target rTSR PSUs Earned (%)**	**rTSR PSUs Earned**	**Total PSUs Earned**	**Total PSU Value Upon Vesting ($)**[a]
Joshua J. Viets	13,880	200.00	27,760	6,940	63.20	4,387	32,147	3,298,282
Domenic J. ("Nick") Dell'Osso, Jr.	31,822	200.00	63,644	15,911	63.20	10,056	73,700	7,561,620
Mohit Singh	13,880	200.00	27,760	6,940	63.20	4,387	32,147	3,298,282

(a) The value of the shares as of the vesting date was based on the closing price of Expand Energy's Common Stock of $102.60 per share.

Executive Compensation ❯ 45

Other Compensation

In addition to the core elements of compensation, we provide a variety of other benefits and perquisites to our NEOs which are equally available to all employees, including health and disability insurance benefits, as well as matching and other non-elective contributions under the Company's 401(k) plan. We provide up to 6% matching of eligible compensation that is deferred, up to the Internal Revenue Code limit, for each year in which the eligible employee participates in our 401(k) plan. The Company does not permit personal use of corporate aircraft. Although family members and guests are occasionally permitted to accompany executive officers and directors on business flights, the aggregate incremental costs to the Company are de minimis. See "All Other Compensation Table" on page 53 for more information.

Separation of Mr. Dell'Osso

As reported in February 2026, Mr. Dell'Osso was terminated by the Company without cause effective February 6, 2026 and, in connection with his separation, he resigned from the Board. The Board has commenced a comprehensive search for a permanent CEO with the assistance of an independent recruiting firm. For more information on the Company's CEO search see "Succession Planning and CEO Search Committee" on page 25.

Appointments of Mr. Turco and Ms. Raiford

In connection with his appointment as Executive Vice President, Marketing and Commercial in February 2025, Mr. Turco's target compensation was set to include a base salary of $515,000, annualized, an AIP target equal to 100% of his base salary and an LTIP target equal to $2,000,000. To retain Mr. Turco and to partially compensate him for earned but unvested equity awards with his former employer that were forfeited in connection with his hiring, Mr. Turco was granted a one-time award consisting of a $875,000 cash bonus, which is subject to a one-year clawback, and RSUs with a grant date fair value of $875,000, which vest ratably over 3 years. He also became a participant under our Executive Severance Plan.

Upon her appointment as Vice President, Interim Chief Financial Officer and Treasurer in August 2025, the Company granted Ms. Raiford a one-time award of RSUs with a grant date fair value of $200,000, which vest ratably over 3 years. She was also provided with a monthly stipend of $12,000 for the duration of her service as Interim Chief Financial Officer. In connection with the appointment of Marcel Teunissen as the Company's Executive Vice President and Chief Financial Officer, Ms. Raiford's title was changed to Vice President – Treasurer and Investor Relations, effective April 6, 2026.

2026 Executive Compensation Decisions

In making executive compensation decisions for 2026, the Compensation Committee assessed our NEOs' relative contributions to 2025 performance, peer group benchmark data, feedback from shareholders and the results of our most recent advisory vote on executive compensation. Based on its review, the Committee established the following base salaries and AIP and LTIP targets for 2026.

Name	Base Salary ($)	AIP ($)	RSU ($)	PSU ($)
Michael A. Wichterich[(a)]	1,500,000	–	1,800,000	1,800,000
Joshua J. Viets	700,000	700,000	1,140,000	2,660,000
Marcel Teunissen[(b)]	550,000	550,000	750,000	1,750,000
Chris Lacy	575,000	460,000	600,000	1,400,000
Daniel F. Turco	530,000	530,000	600,000	1,400,000
Brittany Raiford	400,000	240,000	375,000	375,000

(a) Mr. Wichterich was appointed as the Company's Interim President and Chief Executive Officer on February 6, 2026.

(b) Mr. Teunissen was appointed as the Company's Executive Vice President and Chief Financial Officer on April 6, 2026. Mr. Teunissen's 2026 LTIP awards were prorated in value based on his start date.

46 ❯ Expand Energy 2026 Proxy Statement

Executive Compensation 47 Each of our incumbent NEOs received market-based increases to their base salary and LTIP award target values. Their AIP bonus target percentages remain unchanged from 2025. 2026 ANNUAL INCENTIVE PROGRAM DESIGN For 2026, our AIP will continue to employ a qualitative framework grounded in thoughtfully weighted operational, financial and stra-tegic objectives that drive sustainable value creation. The Compensation Committee believes this approach properly accounts for the cyclicality of our industry and ensures competitive relevance throughout the year. Consistent with our 2025 program, the 2026 framework will retrospectively evaluate the Company’s performance against its stated goals to determine the extent to which such performance is differentiated from that of our peers and represents durable improvements to our business. Performance under the 2026 program will again be measured by 3 goal categories — our License to Operate, Evergreen Value Drivers and Long-Term Value Drivers. The Committee believes these metrics have proven to drive capital efficiency and margin enhancement, prioritize long-term returns and reinforce our culture of safety and sustainability. 2026 LONG-TERM INCENTIVE PROGRAM To maintain a competitive long-term incentive program that endures commodity price cycles while driving long-term value creation, the Compensation Committee designed the 2026 LTIP awards to consist 70% of PSUs and 30% of RSUs. Half of the PSUs will vest based on absolute TSR performance and half on relative TSR performance over a 3-year period, thereby firmly linking NEO compensa-tion outcomes with sustained stock performance. Our NEO Compensation Changes: • Increased AIP target percentage only for Interim CFO • Market-based increases to base salaries Plan Design: • Maintained following 3 categories of metrics: License to Operate Evergreen Value Drivers Long-Term Value Drivers

48 Expand Energy 2026 Proxy Statement Other Executive Compensation Matters Independent Compensation Consultant In support of its mandate to implement an executive compensation program that is competitive and aligned with shareholder inter-ests, our Compensation Committee has engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensa-tion consultant since 2021. Meridian reports directly to the Compensation Committee and advises it on a variety of compensation related matters, including executive officer and non-executive director compensation plans and design, peer group selection and benchmarking, performance metrics, pay and performance alignment, regulatory matters, and competitive market studies. Meridian provides no other services to the Company. The Committee assessed Meridian’s independence and determined that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. Meridian attended and provided advice at all Compensation Committee meetings, including executive sessions, in 2025. Role of Management Our CEO plays an active supporting role in our executive compensation process by making recommendations to, and participating in discussions with, the Compensation Committee regarding the compensation of the other NEOs. Taking the CEO’s input into account, the Committee evaluates the performance of each NEO and determines final NEO compensation results. The CEO’s compensation is determined by the Committee in executive session with input from its independent compensation consultant. Following such approvals, the Compensation Committee provides a report of its decisions to the full Board. The CEO does not participate in Compensation Com-mittee meetings or other discussions about his compensation, the Board’s consideration of the Compensation Committee’s approvals or reports with respect to his compensation. Additionally, other members of senior management typically provide the CEO, Compensation Committee and the independent com-pensation consultant with analyses and recommendations regarding the elements of executive officer compensation (other than for the CEO) to facilitate the Compensation Committee’s annual review. Role of Peer Groups As part of its efforts to better align executive officer compensation with our strategic pillars and pay-for-performance philosophy, our Compensation Committee continuously monitors compensation programs and practices of peer companies with which we compete for investors and talent. The Committee utilizes 2 peer groups: (1) a Compensation Peer Group for benchmarking executive officer com-pensation levels and design, and (2) a separate Relative TSR Peer Group for measuring relative total shareholder return and PSU payouts under the LTIP. While both peer groups contain similar companies, the separate Relative TSR Peer Group tends to emphasize peers with a similar commodity mix along with broader indices for performance comparisons. The Compensation Committee reviews the selection criteria and companies in both peer groups regularly. OUR COMPENSATION PEER GROUP With Meridian’s guidance and analysis on critical factors, including enterprise value, market capitalization, assets and operations, the Compensation Committee selected the following peer companies for inclusion in our Compensation Peer Group for 2025: APA Corporation Chord Energy Corporation Civitas Resources, Inc.(a) Coterra Energy Inc. Devon Energy Corporation Diamondback Energy, Inc. EOG Resources, Inc EQT Corporation Marathon Oil Corporation(b) Murphy Oil Corporation Ovintiv Inc. Range Resources Corporation (a) Civitas Resources, Inc. merged with SM Energy Company on January 30, 2026. (b) Marathon Oil Corporation was acquired by ConocoPhillips on November 22, 2024 after the Company’s Compensation Peer Group was approved.

OUR RELATIVE TSR PEER GROUP

For 2025, we selected 10 companies for inclusion in our peer group used to measure relative total shareholder return (the Relative TSR Peer Group), along with 2 indices, which served as broader market benchmarks for Company performance against other high dividend yield industries. To account for the increased scale of our operations, as well as merger and acquisition activity in our industry, the Company’s Relative TSR Peer Group was expanded to include additional companies with which we compete for talent.

Antero Resources Corporation	EOG Resources, Inc.
CNX Resources Corporation	EQT Corporation
Comstock Resources, Inc.	Ovintiv Inc.
Coterra Energy Inc.	Range Resources Corporation
Devon Energy Corporation	S&P 500 Index
Diamondback Energy, Inc.	S&P Oil & Gas E&P Select Industry Index

Use of Market Data from Compensation Peer Group

The 2025 Compensation Peer Group serves as a reference point in the Compensation Committee’s assessment of each NEO’s target total direct compensation and each element thereof, including base salary, target AIP bonus and long-term incentive awards. The Committee compared the target total direct compensation of our NEOs against market data for the Compensation Peer Group to ensure that we are positioned to attract and retain world-class executive officers aligning compensation outcomes with our returns-driven strategy. The data is used to benchmark each compensation element and total compensation of our NEOs at approximately the 50th percentile, adjusting for roles, responsibilities, experience levels and performance.

Market data respecting our Compensation Peer Group is only one of a range of reference points the Compensation Committee uses in making independent and informed executive compensation decisions. We recognize that an overly formulaic approach to executive compensation could result in outcomes that are untethered to the value delivered by our NEOs, as compensation benchmarking does not account for peer-to-peer variations among roles with similar titles or the specific performance of the executive officers.

Timing of Equity Awards

Our annual equity awards are generally granted on a predetermined date on or about March 15th of each year, shortly after the public release of our prior year earnings and the filing of our Annual Report on Form 10-K. Annual awards are denominated in dollar amounts, with the number of shares for each award determined by dividing the dollar amount by the volume weighted average price (VWAP) of Company common stock for the 30 trading days ending the day before the grant. Off-cycle equity awards, as in the case of a new hire or promotion, are typically granted on the date of approval or, in the case of a new hire, the employee’s start date. The Company does not consider material nonpublic information (MNPI) when determining the timing or attributes of equity awards and does not time its disclosure of MNPI for the purpose of impacting the value of equity awards.

Policies and Practices Related to the Grant of Option Awards

The Company does not grant stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policies or practices regarding the timing of such awards in relation to the Company’s disclosure of MNPI. In the event the Company decides to grant such awards in the future, the Board and the Compensation Committee will consider appropriate practices and policies with respect to the foregoing.

Executive Compensation	49

Stock Ownership Guidelines

Our stock ownership guidelines are designed (i) to create direct alignment of officer and director interests with those of our shareholders, (ii) mitigate against excessive short-term risk taking at the expense of long-term value creation and (iii) uphold sound governance principles supported by our institutional investors and proxy advisors. The stock ownership guidelines require our officers and directors to own at least a number of shares of common stock equal to a multiple of their base salary or annual cash retainer, as applicable. The Compensation Committee reviews compliance with these guidelines annually. As of April 6, 2026, all of our directors and NEOs were in compliance with the stock ownership guidelines. The officer and director share ownership guidelines are summarized below.

Position	Guideline(a)	Holding Requirements(b)
CEO	7x base salary	100%

EVP	3x base salary	75%

VP	1x base salary	50%

Non-Employee Directors	5x cash retainer	100%

(a)	Based on the participant’s base salary or annual cash Board retainer. The value of share holdings is determined by the greater of: (i) acquisition/grant date fair value, (ii) current spot price, or (iii) trailing 12-month average price.
(b)	The percentage holding requirement represents the percentage of net shares (after tax withholding) that must be held until the share ownership requirement is met, except that participants may direct the Company to withhold shares issued upon vesting of RSUs/PSUs to cover tax obligations.

Shares included:	•	Shares owned directly
	•	Shares owned indirectly (i.e., by a trust or spouse/family member living in their household)
	•	Shares represented by amounts invested in a retirement/401(k) plan or that are tax deferred in accounts that are maintained by the Company
	•	Time-vested restricted stock or restricted stock units

Insider Trading Policy

We maintain a comprehensive insider trading policy designed to promote ethical market conduct and ensure adherence to all applicable insider trading laws and Nasdaq standards. Our policy prohibits the purchase, sale, gifting, or other transfer of Company securities by directors, officers, employees, controlled entities, household family members and certain contractors and consultants while in possession of MNPI. The policy similarly forbids trading in other companies’ securities on the basis of MNPI obtained during service to Expand Energy. The unauthorized disclosure of MNPI, or “tipping,” to third parties is also prohibited. The policy also describes Company procedures designed to ensure compliance, including the implementation blackout periods. You can find the full text of our insider trading policy in Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Prohibition of Hedging and Pledging Transactions

Our insider trading policy prohibits directors, officers and employees from entering into derivative or speculative transactions involving Company stock, including trading in puts, calls, covered calls or other derivative securities or engaging in hedging or monetization transactions. The policy also prohibits the holding of Company stock in margin accounts or pledging it as collateral for a loan.

50	Expand Energy 2026 Proxy Statement

Executive Compensation 51 Compensation Recoupment or “Clawback” Policy We maintain a compensation recoupment policy, or “clawback” policy, which requires the Company to recover certain cash and equity incentive-based compensation (including unvested RSUs and PSUs) from any current or former executive officer in the event of an accounting restatement stemming from the Company’s material non-compliance with financial reporting requirements under appli-cable securities laws. The amount of compensation recoverable is the amount by which the compensation received exceeds what the executive officer would have received had their incentive-based compensation been determined in accordance with the restatement. The policy applies only to incentive-based compensation received on or after October 2, 2023. You can find the full text of our clawback policy in Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2025. We believe each of the foregoing policies effectively aligns our directors’ and officers’ interests with those of our shareholders. Relationship Between Compensation Programs and Risk The Compensation Committee regularly evaluates all our compensation programs and risk management policies and practices to en-sure that they encourage strategic risk-taking while discouraging imprudent risks. As part of its evaluation, the Committee reviews an annual risk assessment of these programs, policies and practices provided by Meridian. Based on its review, the Committee remains confident that our policies and programs do not encourage excessive or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on the Company. The following factors were considered in making such determination: COMPENSATION RISK ASSESSMENT Varied AIP Metrics Our 2025 AIP included 9 performance metrics, including 3 financial, 1 operational and 5 sustainability metrics, which are aligned with the Company’s strategic pillars and drive sustainable value. Payouts are capped at a set percentage of target. Long-Term Performance Based Awards 70% of long-term incentive awards consisted of stock-settled PSUs with 3-year performance and cliff vesting periods. Half of these PSUs are based on absolute total shareholder return (representing 35% of the total target LTIP award) and half are based on relative total shareholder return compared to the Company’s Relative TSR Peer Group (representing 35% of the total target LTIP award). Stock Ownership Requirements Our stock ownership guidelines encourage our directors and officers to maintain a long-term mentality. Clawback Policy Our clawback policy is designed to recapture unearned incentive payments in the event of an accounting restatement due to material non-compliance with applicable financial reporting requirements. Our award agreements also provide for cancellation of awards to executives who engage in serious breaches of conduct or who compete with our business. No Speculative Transactions Our prohibition on derivative or speculative transactions strengthens alignment of our directors’ and execu-tives’ interests with those of our shareholders. Employee Incentives Our compensation programs and policies for non-executive employees discourage imprudent risk-taking and consist of: – Competitive base salaries which provide stable income, enabling employees to focus on the Company’s strategic objectives. – AIP bonuses based on performance metrics designed to motivate employees to achieve the Company’s financial, operational and sustainability goals without taking inappropriate risks. – Long-term incentive awards consisting of RSUs and PSUs that vest over 3 years, aligning our employees’ interests with those of our shareholders and promoting long-term value creation.

52 Expand Energy 2026 Proxy Statement Name and Principal Position Fiscal Year Salary ($) Bonus ($)(a) Stock Awards ($)(b) Non-Equity Incentive Plan Compensation ($)(c) All Other Compensation ($)(d) Total ($) Joshua J. Viets Executive Vice President and Chief Operating Officer 2025 599,004 – 3,854,150 1,050,000 41,516 5,544,670 2024 581,538 – 3,090,151 906,750 30,272 4,608,711 2023 522,980 – 2,277,964 661,500 31,364 3,493,808 Chris Lacy Executive Vice President, General Counsel and Corporate Secretary 2025 480,682 – 2,219,086 650,000 316,378 3,666,146 2024 131,923 500,000 1,079,067 607,600 119,520 2,438,110 Daniel F. Turco(e) Executive Vice President, Marketing and Commercial 2025 413,783 875,000 3,232,442 772,500 400,049 5,693,774 Brittany Raiford(f) Vice President, Interim Chief Financial Officer and Treasurer 2025 320,000 54,000 663,440 331,063 38,192 1,406,695 Domenic J. (“Nick”) Dell’Osso, Jr.(g) Former President and Chief Executive Officer 2025 947,346 – 8,890,444 – 41,316 9,879,106 2024 910,000 – 6,269,809 1,763,125 31,616 8,974,550 2023 903,654 – 5,149,927 1,319,500 31,480 7,404,561 Mohit Singh(h) Former Executive Vice President and Chief Financial Officer 2025 393,488 – 3,036,619 – 2,432,282 5,862,389 2024 557,981 – 2,732,970 868,000 30,893 4,189,844 2023 525,000 – 2,104,633 661,500 44,916 3,336,049 (a) The amount reported for Mr. Turco represents a cash inducement intended for retention and partial replacement of forfeited compensation from his prior employer. The amount reported for Ms. Raiford represents monthly cash stipend payments of $12,000 for service as Vice President, Interim Chief Financial Officer and Treasurer. (b) The amounts for Messrs. Viets, Lacy, Turco, Dell’Osso and Singh and Ms. Raiford represent the aggregate grant date fair value of the stock awards granted, deter-mined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized by the NEOs upon the actual vesting of the awards may be more or less than the grant date fair value. For RSUs, values are based on the closing price of the Company’s common stock on the grant date. For PSUs, the Company utilized the Monte Carlo simulation to determine the grant date fair value. The grant date fair value of the PSUs was determined based on the PSUs awarded vesting at target, which is the performance the Company believed was probable on the grant date. The maximum opportunity of the 2025 PSUs for each NEO as of the grant date is as follows: Messrs. Viets $5,709,859, Lacy $3,287,617, Turco $3,460,490, Dell’Osso $13,171,071, and Singh $4,498,738 and Ms. Raiford $525,657. The amount for Mr. Turco also includes the grant date fair value of the RSUs awarded to him in February 2025 as an inducement to join the Company. The amount for Ms. Raiford also includes the grant date fair value of the RSUs awarded to her in August 2025 for service as Vice President, Interim Chief Financial Officer and Treasurer. Both RSUs and PSUs accrue dividend equivalents that are paid out at the time the underlying awards vest. The assumptions used by the Company in calculating the amounts related to stock awards granted are incorporated by reference to Note 11 of the consolidated financial statements included in the Company’s 2025 Annual Report on Form 10-K. (c) The 2025 amounts in this column represent AIP awards earned with respect to the designated year and paid in the following year, as described underthe capt “2025 Annual Incentive Program” beginning on page 39. (d) The table below provides additional information on the amounts reported in the All Other Compensation column of the SummaryCompensation Table for 20 (e) Mr. Turco was appointed Executive Vice President, Marketing and Commercial on February 18, 202 (f) Ms. Raiford was appointed Vice President, Interim Chief Financial Officer and Treasurer on August 13, 2025. Upon her appointment, the Compensation Com-mittee approved a monthly cash stipend of $12,000 in addition to annual base salary and a one-time RSU gra (g) Mr. Dell’Osso separated from the Company on February 6, 2026. (h) Mr. Singh separated from the Company on August 13, 20 Summary Compensation Table for 2025

All Other Compensation Table

Name	Year	Company Contributions to Retirement Plans ($)[(a)]	New Hire Benefits ($)[(b)]	Severance Benefits ($)[(c)]	Other Perquisites and Benefits ($)[(d)]	Total ($)
Joshua J. Viets	2025	29,217	–	–	12,299	41,516
Chris Lacy	2025	27,445	275,896	–	13,037	316,378
Daniel F. Turco	2025	29,217	361,292	–	9,540	400,049
Brittany Raiford	2025	30,717	–	–	7,475	38,192
Domenic J. ("Nick") Dell'Osso, Jr.	2025	29,017	–	–	12,299	41,316
Mohit Singh	2025	27,251	–	2,393,484	11,547	2,432,282

(a) This column represents Company contributions to the 401(k) plan in 2025.

(b) This column represents the value of relocation benefits for Mr. Lacy and Mr. Turco in connection with their respective relocations from Spring, Texas to Oklahoma City, Oklahoma, and from Singapore to Spring, Texas.

(c) This column represents severance payments actually paid in 2025 related to Mr. Singh's termination. These amounts are described in more detail on page 59.

(d) This column represents the value of other benefits provided to NEOs in 2025 and includes amounts for supplemental life insurance premiums, personal umbrella liability insurance premiums and executive physicals conducted during the year for all NEOs (with the exception of Ms. Raiford). The amount of Other Perquisites and Benefits for Ms. Raiford includes supplemental life insurance premiums, personal umbrella liability insurance premiums and financial services provided during the year. The amount of Other Perquisites and Benefits for Mr. Viets includes supplemental life insurance premiums totaling $5,310, personal umbrella liability insurance premiums totaling $2,990 and executive physical costs totaling $3,999. The amount of Other Perquisites and Benefits for Mr. Lacy includes supplemental life insurance premiums totaling $4,647, personal umbrella liability insurance premiums totaling $2,990 and executive physical costs totaling $5,400. The amount of Other Perquisites and Benefits for Mr. Dell'Osso includes supplemental life insurance premiums totaling $5,310, personal umbrella liability insurance premiums totaling $2,990 and executive physical costs totaling $3,999. The amount of Other Perquisites and Benefits for Mr. Singh includes supplemental life insurance premiums totaling $3,540, personal umbrella liability insurance premiums totaling $2,990 and executive physical costs totaling $5,017. The Company does not permit personal use of corporate aircraft by our executive officers. Although families and invited guests are occasionally permitted to accompany executive officers and directors on business flights, no additional compensation is included in the table because the aggregate incremental cost to the Company is de minimis.

Executive Compensation ❯ 53

Grants of Plan-Based Awards Table for 2025

Name	Type of Award [a]	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) [b]			Estimated Future Payouts Under Equity Incentive Plan Awards (#) [c]			All Other Stock Awards: Number of Shares of Stock (#) [d]	Grant Date Fair Value of Stock Awards($) [e]
				Threshold	Target	Maximum	Threshold	Target	Maximum		
Joshua J. Viets	AIP	–	–	–	600,000	1,200,000	–	–	–	–	–
	RSU	3/15/25	2/21/25	–	–	–	–	–	–	9,739	999,221
	PSU	3/15/25	2/21/25	–	–	–	4,545	11,362	22,724	–	1,390,254
	PSU	3/15/25	2/21/25	–	–	–	–	11,362	22,724	–	1,464,675
Chris Lacy	AIP	–	–	–	400,000	800,000	–	–	–	–	–
	RSU	3/15/25	2/21/25	–	–	–	–	–	–	5,607	575,278
	PSU	3/15/25	2/21/25	–	–	–	2,617	6,542	13,084	–	800,479
	PSU	3/15/25	2/21/25	–	–	–	–	6,542	13,084	–	843,329
Daniel F. Turco	AIP	–	–	–	515,000	1,030,000	–	–	–	–	–
	RSU	2/18/25	2/18/25	–	–	–	–	–	–	8,427	896,549
	RSU	3/15/25	2/21/25	–	–	–	–	–	–	5,903	605,648
	PSU	3/15/25	2/21/25	–	–	–	2,754	6,886	13,772	–	842,571
	PSU	3/15/25	2/21/25	–	–	–		6,886	13,772	–	887,674
Brittany Raiford	AIP	–	–	–	167,375	334,750	–	–	–	–	–
	RSU	3/15/25	3/15/25	–	–	–	–	–	–	2,091	214,537
	RSU	8/15/25	8/15/25	–	–	–	–	–	–	1,956	186,074
	PSU	3/15/25	3/15/25	–	–	–	418	1,046	2,092	–	127,989
	PSU	3/15/25	3/15/25	–	–	–	–	1,046	2,092	–	134,840
Domenic J. ("Nick") Dell'Osso, Jr.	AIP	–	–	–	1,187,500	2,375,000	–	–	–	–	–
	RSU	3/15/25	2/21/25	–	–	–	–	–	–	22,465	2,304,909
	PSU	3/15/25	2/21/25	–	–	–	10,484	26,209	52,418	–	3,206,933
	PSU	3/15/25	2/21/25	–	–	–	–	26,209	52,418	–	3,378,602
Mohit Singh	AIP	–	–	–	575,000	1,150,000	–	–	–	–	–
	RSU	3/15/25	2/21/25	–	–	–	–	–	–	7,673	787,250
	PSU	3/15/25	2/21/25	–	–	–	3,581	8,952	17,904	–	1,095,367
	PSU	3/15/25	2/21/25	–	–	–	–	8,952	17,904	–	1,154,002

(a) These awards are described in "Compensation Discussion and Analysis" beginning on page 33.

(b) The actual amounts earned in 2025 were paid in March 2026 as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2025. See "Compensation Discussion and Analysis — Compensation Actions for 2025 — 2025 Annual Incentive Program" on page 39 for more information regarding our 2025 Annual Incentive Program.

(c) These columns reflect the potential payout range, in units, of aggregate PSUs awarded in 2025. PSUs vest 3 years from the grant date. See "Compensation Discussion and Analysis — 2025 Long-Term Incentive Program — Target Value and Form of 2025 Long-Term Incentive Awards" on page 43 for more information regarding our 2025 Long-Term Incentive Program.

(d) The RSU awards granted vest ratably over 3 years from the grant date.

(e) These amounts represent the aggregate grant date fair value of stock awards granted, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For RSUs, values are based on the closing price of the Company's common stock on the grant date. For PSUs, values are based on the fair market value determined by the Monte Carlo simulation. The grant date fair value of the PSUs was determined based on the PSUs awarded vesting at target, which is the performance the Company believed was probable on the grant date. Both RSUs and PSUs accrue dividend equivalents that are paid out at the time the underlying shares vest. The assumptions used by the Company in calculating the amounts related to PSUs are incorporated by reference to Note 11 of the consolidated financial statements included in the Company's 2025 Annual Report on Form 10-K.

54 ❯ Expand Energy 2026 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2025 Table

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) [(a)]	Market Value of Shares or Units of Stock That Have Not Vested ($) [(b)]	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) [(c)]	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested ($) [(d)]
Joshua J. Viets	3/15/2023	2,465	272,037	22,187	2,448,557
	3/15/2024	5,575	615,257	25,091	2,769,043
	3/15/2025	9,739	1,074,796	22,724	2,507,821
Chris Lacy	2/21/2023	11,548	1,274,437	–	–
	2/21/2024	13,921	1,536,322	–	–
	10/15/2024	8,385	925,369	–	–
	3/15/2025	5,607	618,789	13,084	1,443,950
Daniel F. Turco	2/18/2025	8,427	930,004	–	–
	3/15/2025	5,903	651,455	13,772	1,519,878
Brittany Raiford	2/21/2024	3,814	420,913	–	–
	10/15/2024	4,192	462,629	–	–
	3/15/2025	2,091	230,763	2,092	230,873
	8/15/2025	1,956	215,864	–	–
Domenic J. ("Nick") Dell'Osso, Jr.	3/15/2023	5,573	615,036	50,160	5,535,658
	3/15/2024	11,313	1,248,503	50,909	5,618,317
	3/15/2025	22,465	2,479,237	52,418	5,784,850
Mohit Singh	3/15/2023	–	–	13,666	1,508,180
	3/15/2024	–	–	14,794	1,632,666
	3/15/2025	–	–	3,692	407,449

(a) The amounts in this column represent RSU awards granted to Messrs. Viets and Dell'Osso in 2023, 2024 and 2025, and Mr. Turco in 2025. For Mr. Lacy, the amounts in this column include his legacy Southwestern RSUs and performance shares that were assumed by the Company and converted into Expand Energy RSUs, as well as RSUs granted in 2024 and 2025. For Ms. Raiford, the amounts in this column include her legacy Southwestern RSUs that were assumed by the Company and converted into Expand Energy RSUs, as well as RSUs granted in 2024 and 2025.

(b) Values shown in this column are based on the closing price of our common stock on December 31, 2025 of $110.36 per share.

(c) For details regarding PSUs, see "Compensation Discussion and Analysis – 2025 Long-Term Incentive Program – 2025 PSU Awards" on page 44. Amounts shown represents the target level number of shares subject to outstanding PSUs.

(d) Values shown in this column are based on the closing price of our common stock on December 31, 2025 of $110.36 per share.

Executive Compensation ❯ 55

Option Exercises and Stock Vested Table for 2025

Name	Stock Awards Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua J. Viets	45,185 [a]	4,615,629 [a]
Chris Lacy	14,511 [b]	1,507,108 [b]
Daniel F. Turco	–	–
Brittany Raiford	4,004 [b]	414,942 [b]
Domenic J. ("Nick") Dell'Osso, Jr.	90,233 [c]	9,257,906 [c]
Mohit Singh	66,597 [d]	6,706,130 [d]

(a) Represents the number of shares acquired upon vesting of RSUs and PSUs with performance period ending December 31, 2024. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $98.88 and $102.60 per share. For details regarding PSUs, see 2022 PSU Performance on page 45.

(b) Represents the number of shares acquired upon vesting of RSUs. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $104.14 and $103.17 per share.

(c) Represents the number of shares acquired upon vesting of RSUs and PSUs with performance period ending December 31, 2024. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $102.60 per share. For details regarding PSUs, see 2022 PSU Performance on page 45.

(d) Represents the number of shares acquired upon vesting of RSUs and PSUs with performance periods ending December 31, 2024 and August 13, 2025. Upon his separation from the Company, Mr. Singh received 13,972 shares due to the accelerated vesting of his outstanding RSUs and relative TSR PSUs pursuant to his participation in the Executive Severance Plan and his associated letter agreement. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $99.55, $102.60, and $96.46 per share. For details regarding PSUs, see 2022 PSU Performance on page 45 and Certification of Performance and Vesting of Relative TSR PSUs on page 58.

Non-Qualified Deferred Compensation Table

Mr. Lacy was a participant in a Non-Qualified Retirement Plan in connection with his service at Southwestern. This plan, which was terminated in accordance with its terms effective September 30, 2025 allowed participants to defer income and receive matching contributions on the same terms as our 401(k) plan, subject to the same overall cap. Participants were also permitted to defer all or part of their annual incentive payments until their separation from the Company. In connection with its termination, the Company distributed all benefits under the plan in a single lump sum to all participants (including Mr. Lacy) on January 30, 2026.

This unfunded plan treated participants as general creditors. The value of all deferred amounts fluctuated based on the performance of participants' selected investments and participants did not accrue above market or preferential earnings. Distributions were paid from our general funds rather than a dedicated investment portfolio. The following table reflects contributions, earnings, and withdrawals or distributions from January 1, 2025 through December 31, 2025, along with the year-end balance. Other than Mr. Lacy, none of our NEOs participated in this plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) [a]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Chris Lacy	–	–	18,466	–	138,520

(a) Earnings/(losses) from appreciation/depreciation in market value, dividends and interest from investments selected by each of our NEOs.

56 ❯ Expand Energy 2026 Proxy Statement

Executive Compensation 57 In connection with the Merger, the Company entered into letter agreements with Messrs. Dell’Osso, Singh and Viets which (a) treat the Merger as a change in control under the Executive Severance Plan and all of their outstanding LTIP awards, (b) deems any termination without cause or for good reason before October 1, 2026 (including the terminations of Messrs. Dell’Osso and Singh) as occurring during a change-in-control protection period and (c) increase the payments associated with their health plans by 50%. The Company’s October 11, 2024 letter agreement with Mr. Lacy provides that (i) any termination without cause or for good reason before September 30, 2027 is deemed to have occurred during a change-in-control protection period, (ii) the payment associated with his health plans during a change-in-control protection period be equal to 36 times the monthly amount of the Company’s premium contribution for group health coverage, and (iii) for purposes of calculating the severance amount during a change-in-control protection period, his target annual bonus is deemed to be $712,500. The Company’s October 15, 2024 letter agreement with Ms. Raiford provides that (i) any termination without cause or for good reason before September 30, 2027 is deemed to have occurred during a change-in-control protection period with an amount payable of 2 times base salary and target annual bonus, (ii) the payment associated with her health plans during a change-in-control protection period be equal to 36 times the monthly amount of the Company’s premium contribution for group health coverage, and (iii) for purposes of calculating the severance amount during a change-in-control protection period, her target annual bonus is deemed to be $286,000. Post-Employment Compensation As described below, our NEOs would receive the specified payments in the hypothetical event of termination without cause or for good reason, change in control, or death or disability of the named executive officer. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON The Company may terminate any NEO’s employment at any time, with or without cause. As of December 31, 2025, if the Company terminated the executive’s employment without cause or the executive terminated their employment for good reason, the NEOs would have been entitled to receive the following: Base Salary and AIP(a) Health Premiums(b) Equity OUTSIDE OF CHANGE IN CONTROL(c) Domenic J. (“Nick”) Dell’Osso, Jr. 2x 12x monthly amount • All RSUs and PSUs prorated with rTSR PSUs paying out based on relative performance up to point of separation and aTSR PSUs paying out after the end of applicable performance period(d) Other NEOs 1x Brittany Raiford 1x CHANGE IN CONTROL Domenic J. (“Nick”) Dell’Osso, Jr. 3x 12x monthly amount • Full vesting of RSUs • rTSR PSUs accelerate and pay out based on relative performance up to point of separation • aTSR PSUs vest at separation but pay out after end of applicable performance period Other NEOs 2x Brittany Raiford 1x (a) NEO would receive a cash severance payment equal to the multiple reflected in this column multiplied by the sum of their base salary and target AIP bon payable (i) in the case of a change in control, in a lump sum, or (ii) outside of a change in control, in equal monthly installments on the Company’s regular pay schedule. Outside a change in control, Mr. Dell’Osso would receive 24 such monthly installments, while the other NEOs would receive 12 such installments. (b) NEO would receive a lump sum cash payment equal to the multiple reflected in this column multiplied by the monthly amount the Company contributed their health plan immediately prior to termination. (c) Amounts in this table reflect results of a hypothetical termination as of December 31, 2025 prior to giving effect to certain letter agreements entered into connection with the Merger, as more fully described below. (d) Prorated vesting does not apply, and applicable RSUs and PSUs are forfeited, to the extent that the NEO is not continuously employed by the Company or affiliate for at least one calendar year prior to termination.

DEATH

All of our NEOs' outstanding RSU and PSU awards vest immediately upon their death. With respect to their PSUs, (a) if death occurs before the Performance Period ends, the target number of PSUs vest; (b) if after, the earned PSUs vest based on actual performance. They would also receive payment of all of their accrued but unused paid time off.

DISABILITY

Upon the disability of any of our NEOs resulting in the inability to perform their duties, the NEO would be entitled to receive payment of accrued but unused paid time off and any further compensation is at the discretion of the Compensation Committee.

Certification of Performance and Vesting of Relative TSR PSUs

Pursuant to the terms of our Executive Severance Plan, Mr. Singh's outstanding rTSR PSUs vested on, and performance was measured through, the date of his separation, August 13, 2025. The Compensation Committee reviewed and certified the performance results of each PSU award in September 2025. The following table details the final performance for the relative TSR performance goals, based on the Company's TSR for the applicable performance periods.

PSU Performance Goal	Performance Period	Total PSU Weighting	Threshold	Target (100% Payout)	Maximum (200% Payout)	Annualized TSR Achievement	Final Performance Payout (%)
2023 Relative TSR	12/31/22 – 8/13/25	33%	Actual: 25th 20th percentile	60th percentile	90th percentile	6.22% / 10th of 13	15.00
2024 Relative TSR	12/31/23 – 8/13/25	33%	Actual: 42nd 20th percentile	60th percentile	90th percentile	22.10% / 8th of 13	63.20

The following table details the final PSU performance payouts, based on the Company's TSR for the applicable performance periods, as well as the number of shares earned, vested, and settled in Company stock.

Name	Target Number of PSUs Granted	Percent of Target rTSR PSUs Earned (%)	rTSR PSUs Earned	Total PSUs Earned	Total PSU Value Upon Vesting ($)[(a)]
2023 PSUs	6,833	15.00	1,025	1,025	98,872
2024 PSUs	7,397	63.20	4,675	4,675	450,951

(a) The value of the shares as of the date of vesting was based on the closing price of our common stock of $96.46 per share.

58 › Expand Energy 2026 Proxy Statement

Executive Compensation 59 Potential Payments upon Termination or Change in Control Table Termination without Cause/ Good Reason Termination ($)(a) Change in Control ($)(b) Death of Executive ($)(c) Joshua J. Viets Cash Severance 1,200,000 2,400,000 – PSU Awards 5,025,771 8,478,260 6,903,004 RSU Awards 908,594 1,962,090 1,962,090 Accrued Paid Time Off 31,731 31,731 31,731 COBRA 19,788 29,682 – TOTAL 7,185,884 12,901,763 8,896,825 Chris Lacy Cash Severance 1,212,500 2,425,000 – PSU Awards 676,399 2,025,501 1,443,950 RSU Awards 538,741 4,354,916 4,354,916 Accrued Paid Time Off 96,154 96,154 96,154 COBRA 19,788 59,364 – TOTAL 2,543,582 8,960,935 5,895,020 Daniel F. Turco Cash Severance 1,030,000 2,060,000 – PSU Awards – 2,132,009 1,519,878 RSU Awards – 1,581,459 1,581,459 Accrued Paid Time Off 59,423 59,423 59,423 COBRA 23,657 23,657 – TOTAL 1,113,080 5,856,548 3,160,760 Brittany Raiford Cash Severance 620,750 1,241,500 – PSU Awards 108,149 323,857 230,873 RSU Awards 275,770 1,330,169 1,330,169 Accrued Paid Time Off 44,419 44,419 44,419 COBRA 23,657 70,970 – TOTAL 1,072,745 3,010,915 1,605,461 Domenic J. (“Nick”) Dell’Osso, Jr. Cash Severance 4,275,000 6,412,500 – PSU Awards 10,900,482 18,556,295 15,079,582 RSU Awards 1,981,891 4,342,776 4,342,776 Accrued Paid Time Off 178,582 178,582 178,582 COBRA 19,788 29,682 – TOTAL 17,355,743 29,519,835 19,600,940 Mohit Singh(d) Cash Severance – 2,300,000 – PSU Awards – 4,806,561 – RSU Awards – 797,917 – Accrued Paid Time Off – 63,802 – COBRA – 29,682 – TOTAL – 7,997,962 – (a) The amounts in this column reflect: (i) one times the sum of base salary and target annual bonus (two times for Mr. Dell’Osso); (ii) prorated accelerated vest of unvested equity awards; (iii) any accrued but unused paid time off; and (iv)COBRA lump sum for a 12-month period. These amounts assume hypothetical ter-mination as of December 31, 2025 prior to giving effect to certain letter agreements entered into in connection with the Merger, as more fully described above. (b) Assumes a change in control followed by termination of the executive without cause or for good reason occurs within the NEO’s applicable protection period following a change in control, as set forth in the letter agreements described above. For Messrs. Viets and Singh, this column includes 2 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for an 18-month period. For Mr. Lacy and Ms. Raiford, this column includes 2 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for a 36-month period. For Mr. Turco, this column includes 2 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for a 12-month period. For Mr. Dell’Osso, this column includes 3 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for an 18-month period. (c) Includes: (i) accelerated vesting of unvested equity awards at target and (ii) accrued but unused paid time o (d) Mr. Singh separated from the Company on August 13, 2025. Amounts reflected in this table include amounts actually paid or accrued in connection with termination.

CEO Pay Ratio

In accordance with SEC rules, we are providing the following comparison of our CEO’s total compensation to the total compensation of our median employee. Our median employee was determined by reviewing base salary, estimated hours (including overtime), per- formance bonuses, equity grant values, and 401(k) contributions for all full- and part-time employees on our payroll. In 2025, our CEO’s total compensation was $9,879,106 while our median employee’s was $158,503 — yielding a ratio of approximately 62-to-1.

This pay ratio represents our best estimate and was calculated in accordance with SEC rules which provide for significant flexibility in the way companies identify the median employee. It is intended to provide insight into our compensation practices, not to facilitate comparison with pay ratios of other companies. Importantly, neither the Compensation Committee nor management used this ratio in making compensation decisions.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing disclosure regarding the rela- tionship between executive compensation actually paid (CAP) and the financial performance of our Company. For each year, CAP is the corresponding total compensation reported in the Summary Compensation Table, adjusted for changes in equity awards. Because our executive program is heavily weighted toward equity, CAP is largely driven by share price performance.

This disclosure does not necessarily reflect the realized value of executive compensation or how our Compensation Committee makes decisions. CAP has been calculated for our Principal Executive Officers and Other NEOs for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025. For further details, please see Our Compensation Philosophy on page 37.

Principal Executive Officers

PEO – 1 Domenic J. (“Nick”) Dell’Osso, Jr.	PEO – 2 Michael A. Wichterich	PEO – 3 Robert D. (“Doug”) Lawler

Compensation Actually Paid

Summary Compensation Table Total	+/-	Equity Award Adjustments

Most Important Performance Measures

The items listed below represent the most important metrics we used to determine CAP for 2025.

Absolute Total Shareholder Return	Relative Total Shareholder Return	Free Cash Flow

Capital Efficiency	Cash Generation	Sustainability Performance

60	Expand Energy 2026 Proxy Statement

Pay Versus Performance Table

																Value of initial fixed $100 investment based on:
Fiscal Year	Summary Compensation Table Total for PEO-1 ($)	(a)	Summary Compensation Table Total for PEO-2 ($)	(a)	Summary Compensation Table Total for PEO-3 ($)	(a)	Compensation Actually Paid to PEO-1 ($)	(b)	Compensation Actually Paid to PEO-2 ($)	(b)	Compensation Actually Paid to PEO-3 ($)	(b)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)	(b)	Total Shareholder Return ($)	(c)	Peer Group Total Shareholder Return ($)	(c)(d)	Net Income (in mm) ($)	(e)	Free Cash Flow (in mm) ($)	(f)
2025	9,879,106		–		–		14,308,783		–		–		4,434,735	4,815,649		308		193		1,819		1,839
2024	8,974,550		–		–		15,216,744		–		–		3,683,954	5,257,339		269		196		(714)		8
2023	7,404,561		–		–		2,254,556		–		–		2,938,424	1,353,086		202		198		2,419		551
2022	8,227,940		–		–		15,943,728		–		–		3,756,403	5,873,256		237		191		4,936		2,302
2021	7,688,937		2,204,135		7,108,735		7,949,767		2,745,943		7,108,735		2,190,177	2,314,423		146		131		6,328		1,053

(a)	Amounts shown as reported in the Summary Compensation Table for Domenic (“Nick”) Dell’Osso, Jr. (PEO-1), Michael A. Wichterich (PEO-2) and Robert D. (“Doug”) Lawler (PEO-3). Mr. Dell’Osso was promoted from Executive Vice President and Chief Financial Officer in October 2021. The largest portion of his compensation in 2021 was earned as our Executive Vice President and Chief Financial Officer; however, because he served as our principal executive officer during a portion of that year, we have included his compensation separately for that year.
(b)	Amounts shown represent compensation actually paid (CAP) and include adjustments for the changes in the fair values of PSU and RSU awards reported in the Summary Compensation Table (SCT) for Messrs. Dell’Osso (PEO-1), Wichterich (PEO-2) and Lawler (PEO-3) and for the average of the Other NEOs Messrs. Viets, Lacy, Turco and Singh and Ms. Raiford for 2025, Messrs. Viets, Lacy, Singh and Russ for 2024, Messrs. Viets, Singh and Russ for 2023, Messrs. Viets, Singh, Russ and Wichterich for 2022, and Messrs. Singh, Russ, Frank J. Patterson and James R. Webb for 2021. To calculate the CAP, the following amounts were deducted and added to the SCT Total:

	2025		2024		2023		2022		2021
Reconciliation of Compensation Actually Paid	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	PEO-2 ($)	PEO-3 ($)	Average for Other NEOs ($)
Summary Compensation Table Total	9,879,106	4,434,735	8,974,550	3,683,954	7,404,561	2,938,424	8,227,940	3,756,403	7,688,937	2,204,135	7,108,735	2,190,177
Reported Value of Equity Awards	(8,890,444)	(2,601,147)	(6,269,809)	(2,080,054)	(5,149,927)	(1,830,657)	(6,434,727)	(2,664,967)	(5,699,725)	(1,389,459)	–	(746,831)
Adjustments
Year End Fair Value of Awards Granted in Current Year	10,068,053	2,347,399	7,597,004	2,411,005	3,765,177	1,338,419	8,745,322	3,627,297	5,930,840	1,904,208	–	866,853
Change in Fair Value of Awards Granted in Prior Years	2,367,809	494,054	3,111,802	1,020,737	(4,150,649)	(1,205,564)	4,092,607	741,003	–	–	–	–
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year	275,211	(16,214)	1,346,158	90,274	(207,740)	(78,623)	181,605	14,857	–	–	–	–
Prior Year End Fair Value of Awards that were Forfeited in the Current Year	–	–	–	–	–	–	–	–	–	–	–	–
Value of Dividends Paid on Awards	609,048	156,822	457,039	131,423	593,134	191,087	1,130,981	398,663	29,715	27,059	–	4,224
Total Equity Award Adjustments	13,320,121	2,982,061	12,512,003	3,653,439	(78)	245,319	14,150,515	4,781,820	5,960,555	1,931,267	–	871,077
Compensation Actually Paid	14,308,783	4,815,649	15,216,744	5,257,339	2,254,556	1,353,086	15,943,728	5,873,256	7,949,767	2,745,943	7,108,735	2,314,423

(c)	Total Shareholder Return, in accordance with Item 201(e) of Regulation S-K, is calculated based on the value of an initial $100 fixed investment and assumes the rein-vestment of any issued dividends. TSR is cumulative for the measurement periods beginning on February 10, 2021 (our date of emergence) and ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021.
(d)	The peer group for purposes of this table is the S&P Oil & Gas Exploration & Production Select Industry Index which is the same index referenced in the common stock Performance Graph within our Annual Report for the year ended December 31, 2025. Peer Group Total Shareholder Return is calculated on a market capitalization weighted basis according to stock market capitalization at the beginning of each period for which a return is indicated.
(e)	Represents the amount of net income (loss) previously disclosed in the Company’s audited GAAP financial statements for each year. We emerged from bankruptcy on February 10, 2021. Net income for the fiscal year ended December 31, 2021 represents the sum of net income derived from the period from January 1, 2021 through February 9, 2021 and net income derived from the period from February 10, 2021 through December 31, 2021.
(f)	Free Cash Flow is a non-GAAP measure and is defined as net cash provided by (used in) operating activities (GAAP) less cash capital expenditures. See Appendix — Reconciliation of non-GAAP Financial Measures, beginning on page 69.

Executive Compensation	61

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND TSR

The following graph shows the relationship between CAP and cumulative TSR for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. TSR

RELATIONSHIP BETWEEN EXPAND ENERGY TSR AND PEER GROUP TSR

Our measurement period began on February 10, 2021, the date on which our common stock was listed, and ended on December 31, 2025. As reflected in the following graph, the Company’s cumulative TSR outperformed the S&P Oil & Gas Exploration & Production Select Industry Index during that period.

Company TSR vs. Peer Group TSR

62	Expand Energy 2026 Proxy Statement

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND NET INCOME

The following graph shows the relationship between CAP and Net Income for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. Net Income

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND FREE CASH FLOW

As shown in the Pay Versus Performance Table above, we selected Free Cash Flow as the measure to link CAP to Company performance. In the following graph, we show the relationship between CAP and our Free Cash Flow for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. Free Cash Flow

Executive Compensation	63

64 Expand Energy 2026 Proxy Statement PwC Will Attend the Annual Meeting PwC representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders. Why We Are Asking for Your Vote The Board is requesting shareholder ratification of PwC as our independent auditor as a matter of good corporate governance. Although ratification is not required by our Bylaws or otherwise, if the selection is not ratified, the Audit Committee may consider whether to retain PwC or select another independent auditor. PwC and its predecessors have served as our independent auditor since 1992. Your Board recommends a vote FOR approval of Proposal 3. Proposal 3: Ratification of PwC as Independent Auditor for 2026 We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the independent auditor of our consol-idated financial statements and our internal control over financial reporting for 2026. EXPERIENCE AND EFFICIENCY Higher audit quality PwC has profound knowledge of our operations and businesses, accounting policies and practices, and internal control over financial reporting. 30+ years of experience with the Company Efficient fee structure PwC’s aggregate fees are competitive with peer companies, in part due to PwC’s familiarity with our business. INDEPENDENCE CONTROLS Thorough Audit Committee oversight The Committee’s oversight includes private meetings with PwC, a comprehensive annual evaluation, and a committee-directed process for selecting the lead partner. 4x+ meetings in 2025 between Committee Chair and PwC 4x+ Committee meetings in 2025, including private sessions with PwC Rigorous limits on non-audit services The Company requires Audit Committee pre-approval of non-audit services, prohibits certain types of non-audit services, and requires that PwC be engaged only when it is best suited for the job. Strong internal PwC independence process PwC conducts periodic internal quality reviews of its audit work, staffs the Company’s audit with a large number of partners and rotates lead partners every 5 years.

Audit Matters 65 Engagement of Independent Auditor The Audit Committee, which is responsible for overseeing our independent registered public accounting firm, annually reviews PwC’s independence and performance in deciding whether to retain PwC or a different independent auditor. In conducting its reviews the Committee considers, among other things: Based on this evaluation, the Audit Committee believes that PwC is independent and that it is in the best interests of the Company and our shareholders to retain PwC as our independent auditor for 2026. • PwC’s historical performance • PwC’s capabilities and expertise • PCAOB reports and external performance data • Legal and regulatory risk analysis • Appropriateness of fees • Benefits and risks associated with PwC’s tenure 2025 2024 Audit fees(a) $ 4,940,000 $ 6,070,000 Audit-related fees(b) 237,000 – Tax fees(c) 345,000 530,000 All other fees(d) 2,000 2,000 TOTAL $ 5,524,000 $ 6,602,000 (a) Fees were for audits and interim reviews. (b) Fees were related to system pre-implementation assessments. (c) Fees were related to professional services rendered for tax compliance and tax consulting services. (d) Fees were related to services rendered for software licenses. PwC’s Fees and Services How We Control and Monitor Non-Audit Services Provided by PwC The Audit Committee retained PwC (along with other accounting firms) to provide certain non-audit services in 2025. In support of PwC's objectivity and independence, we have established certain policies and processes restricting the non-audit services PwC can provide. The Audit Committee pre-approves the use of PwC for specific types of services and sets a specific annual limit on the amount of non-audit services that the Company can obtain from PwC. The Committee also requires management to obtain pre-approval for any engage-ment over $1 million or for types of services not previously approved. We Restrict Hiring of PwC Employees To avoid potential conflicts of interest, the Audit Committee restricts hiring of any PwC partner or other professional responsible for providing assurance on any aspect of PwC’s review or audit of our financial statements. Rotation of Key Audit Partners and Audit Firms Audit Committee oversees selection of new lead audit engagement partner every 5 years. The Audit Committee requires key PwC partners assigned to our audit to be rotated at least every 5 years. The Committee oversees the selection process for each new lead partner and provides input on Company’s priorities, considers candidate qualifications and interviews potential candidates. Consideration of audit firm rotation. To help ensure continuing auditor independence, the Committee also periodically considers whether there should be a regular rotation of the independent auditor.

66 Expand Energy 2026 Proxy Statement Securities Ownership of Officers and Directors The following table includes the number of shares of our stock beneficially owned by each of our directors, director nominees and NEOs, as well as by all of our directors, director nominees and NEOs as a group. Unless otherwise indicated, the information is given as of April 6, 2026(a), and, to the best of Expand Energy’s knowledge, the named individuals have sole or shared voting and/or invest-ment power with respect to such shares. Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and subsequent changes with the SEC. Based solely upon a review of filings with the SEC for the year ended December 31, 2025 and written representations of our officers and directors we believe that all Section 16(a) reports were filed on a timely basis. Share Ownership For information on our stock ownership guidelines for directors and officers, please see our “Stock Ownership Guidelines” discussion beginning on page 50. COMMON STOCK Beneficial Owner Number of Shares Share Equivalents(b) Total Percent of Outstanding NEOS Joshua J. Viets 56,943 – 56,943 * Chris Lacy 34,255 – 34,255 * Daniel F. Turco 3,263 – 3,263 * Brittany Raiford 9,000 – 9,000 * Domenic J. (“Nick”) Dell’Osso, Jr. 149,774 – 149,774 * Mohit Singh 54,300 – 54,300 * DIRECTORS Timothy S. Duncan 9,545 7,175 16,720 * Benjamin C. Duster, IV – 15,601 15,601 * Sarah A. Emerson – 15,601 15,601 * Matthew M. Gallagher 1,000 16,917 17,917 * John D. Gass 32,298 1,804 34,102 * S. P. “Chip” Johnson, IV 15,760 1,804 17,564 * Catherine A. Kehr 5,201 1,804 7,005 * Shameek Konar 5,907 1,804 7,711 * Brian Steck 12,949 4,563 17,512 * Michael A. Wichterich 55,155 11,487 66,642 * (a) Mr. Wichterich was appointed as the Company’s Interim President and Chief Executive Officer on February 6, 202 (b) Includes RSU awards that: (i) are scheduled to vest within 60 days of April 6, 2026; or (ii) for directors, have vested, but have been contributed to a defer compensation plan at the election of the director. * Less than 1%

Holdings of Major Shareholders

The following table contains information regarding the persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock as of the reporting dates specified below.

	COMMON STOCK	
Beneficial Owner	**Number of Shares**	**Percent of Class**
Capital Research Global Investors 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	21,258,937 [(a)]	8.86% [(d)]
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	17,593,303 [(b)]	7.33% [(d)]
State Street Corporation One Congress Street, Suite 1, Boston, MA 02114	12,290,221 [(c)]	5.12% [(d)]

(a) This information is as of December 31, 2025, as reported in a Schedule 13G filed on February 5, 2026 by Capital Research Global Investors. The Schedule 13G reports aggregate beneficial ownership of 21,258,937 shares, including: (i) sole power to vote or to direct the vote of 21,253,022 shares; and (ii) sole power to dispose or direct the disposition of 21,258,937 shares.

(b) This information is as of March 31, 2025, as reported in a Schedule 13G filed on April 17, 2025 by BlackRock, Inc. The Schedule 13G reports aggregate beneficial ownership of 17,593,303 shares, including: (i) sole power to vote or to direct the vote of 16,515,231 shares; and (ii) sole power to dispose or direct the disposition of 17,593,303 shares.

(c) This information is as of March 31, 2025, as reported in a Schedule 13G filed on May 13, 2025 by State Street Corporation. The Schedule 13G reports aggregate beneficial ownership of 12,290,221 shares, including: (i) shared power to vote or to direct the vote of 9,106,979 shares; and (ii) shared power to dispose or direct the disposition of 12,289,413 shares.

(d) Percent of Class calculated based on the number of Company shares outstanding as of April 6, 2026.

Equity Compensation Plans

Our 2021 Long Term Incentive Plan authorizes the issuance of up to 6,880,000 shares of the Company's common stock, including 80,000 shares assumed in the Company's 2021 acquisition of Vine Energy Inc. The following table contains information, as of December 31, 2025, about our equity securities that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders[(1)]	1,503,154 [(2)(3)]	–	3,417,304 [(4)]
Equity compensation plans not approved by security holders	–	–	–
TOTAL	**1,503,154**	–	**3,417,304**

(1) The Company obtained approval at the 2024 Annual Meeting of Shareholders to extend the expiration of the 2021 LTIP to June 6, 2034.

(2) Includes 1,421,034 shares issuable upon vesting of RSUs and PSUs outstanding as of December 31, 2025, assuming each unvested PSU vests at the 100% target level. The Company has not issued any stock options.

(3) Includes 17,926 and 64,194 issuable upon vesting of RSUs outstanding as of December 31, 2025 under Southwestern's 2013 and 2022 Incentive Plans, respectively. These awards were assumed by the Company in connection with the Merger.

(4) Consists of shares that remained available for issuance under the 2021 LTIP as of December 31, 2025. The 2021 LTIP prohibits the reuse of shares withheld or delivered to satisfy tax withholding requirements.

Share Ownership ❯ 67

68 Expand Energy 2026 Proxy Statement Shareholder Matters Submitting Proposals for the 2027 Annual Meeting The following table describes the requirements for shareholders who wish to submit proposals or director nominations for next year’s annual meeting. We encourage shareholders to consult SEC Rule 14a-8 or our Bylaws, as applicable, to see all applicable requirements. Proposals for inclusion in 2027 proxy Director nominees for inclusion in 2027 proxy (proxy access) Other proposals/nominees to be presented at 2027 meeting(b) Shareholder proposals: To be included in our Proxy Statement shareholder proposals must satisfy the requirements of SEC Rule 14a-8 A shareholder (or a group of shareholders) owning at least 3% of Expand Energy stock for at least 3 years may submit director nominees (up to 25% of the Board) for inclusion in our Proxy Statement by satisfying the requirements specified in Section 1.11(f) of our Bylaws(a) Shareholders may present proposals or shareholder nominations directly at the annual meeting (and not for inclusion in our Proxy Statement) by satisfying the requirements specified in Section 1.11(b) of our Bylaws(a) Deadline – When proposal must be received by Expand Energy: No later than close of business on December 24, 2026 Between the close of business on February 4, 2027 and the close of business on March 5, 2027 What to include: The information required by SEC Rule 14a-8 The information required by our Bylaws(a) Send to: By mail: Chris Lacy, Executive Vice President, General Counsel and Corporate Secretary, Expand Energy Corporation, P.O. Box 18496, Oklahoma City, Oklahoma 73154 By email: shareholder.proposals@expandenergy.com (a) Our Bylaws are available at www.sec.gov/Archives/edgar/data/895126/000110465924104976/tm2425151d1_ex3-2.htm. (b) In addition to satisfying the requirements set forth in our Bylaws, in order to comply with the universal proxy rules, shareholders who wish to solicit proxies in sup-port of director nominees other than the Company’s nominees must provide notice containing the information required by Rule 14a-19 under the Exchange A The Chairman of the meeting may disregard any director nomination or refuse to allow consideration of a shareholder proposal if not made in compliance with our Bylaws or applicable SEC rules. Stakeholder Engagement and Corporate Responsibility Expand Energy is committed to responsibly developing an abundant supply of reliable, lower carbon energy to expand energy access for all. In doing so, we are dedicated to remaining a trusted and engaged partner in the communities where we live and work, empow-ered by our commitment to continuous improvement, innovation, integrity, and environmental stewardship in our operations. Through active community engagement and transparent dialogue with our shareholders regarding our operations, we strive to create resilient value for all of our stakeholders.

Appendix 69 Forward-Looking Statements This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include our current expectations or forecasts of future events, including matters relating to armed conflict between Russia and Ukraine, instability the Middle East and Venezuela and changes in China-Taiwan relations, along with the effects of the current global economic environment, and the impact of each on our business, financial condition, results of operations and cash flows, actions by, or disputes among or between, members of OPEC+ and other foreign oil-exporting countries, market factors, market prices, our ability to meet debt service requirements, our ability to continue to pay cash dividends, the amount and timing of any cash dividends and our sustainability initiatives. Forward-looking and other statements in this Proxy Statement regarding our environmental, social and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in SEC filings. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “aim,” “predict,” “should,” “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy.” The ab-sence of such words or expressions does not necessarily mean the statements are not forward-looking. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Factors that could cause actual results to differ materially from expected results are described under Risk Factors and other sections of our most recent Annual Report on Form 10-K and in other filings with the SEC. APPENDIX — Reconciliation of Non-GAAP Financial Measures We report our financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful compari-sons between current results, the results of its peers and of prior periods. These non-GAAP financial measures include Adjusted EBITDAX and Free Cash Flow. A reconciliation of each financial measure to its most directly comparable GAAP financial measure is included in the tables on the following pages. Management believes these adjusted financial measures are a meaningful adjunct to earnings and cash flows calculated in accordance with GAAP because (a) management uses these financial measures to evaluate the Company’s trends and performance, (b) these financial measures are comparable to estimates provided by securities analysts, and (c) items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes infor-mation regarding these types of items. Expand Energy’s definitions of each non-GAAP measure presented herein are provided below. Because not all companies or securities analysts use identical calculations, Expand Energy’s non-GAAP measures may not be comparable to similarly titled measures of other companies or securities analysts. Adjusted EBITDAX Adjusted EBITDAX is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense, exploration expense, unrealized (gains) losses on derivatives, (gains) losses on sales of assets, and certain items management believes affect the comparability of operating results. Adjusted EBITDAX is presented as it provides investors an indication of the Company’s ability to internally fund exploration and development activities and service or incur debt. Adjusted EBITDAX should not be considered an alternative to, or more meaningful than, net income (loss) as presented in accordance with GAAP.

70 Expand Energy 2026 Proxy Statement Free Cash Flow Free Cash Flow is defined as net cash provided by (used in) operating activities less cash capital expenditures. Free Cash Flow is a liquidity measure that provides investors additional information regarding the Company’s ability to service or incur debt and return cash to shareholders. Free Cash Flow should not be considered an alternative to, or more meaningful than, net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Reconciliation of Net Income to Adjusted EBITDAX (Unaudited) ($ in millions) Year Ended December 31, 2025 Net income (GAAP) $ 1,819 Adjustments: Interest expense 235 Income tax expense 463 Depreciation, depletion and amortization 2,980 Exploration 46 Unrealized gains on derivatives (361) Separation and other termination costs 5 Losses on sales of assets 65 Other operating expense, net 29 Impairments 37 Contract amortization (203) Gains on purchases, exchanges or extinguishments of debt (4) Other (33) Adjusted EBITDAX (Non-GAAP) $ 5,078 Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow (Unaudited) Successor Predecessor ($ in millions) Year Ended December 31, 2025 Year Ended December 31, 2024 Year Ended December 31, 2023 Year Ended December 31, 2022 Period from February 10, 2021 through December 31, 2021 Period from January 1, 2021 through February 9, 2021 Net cash provided by (used in) operating activities (GAAP) $ 4,575 $ 1,565 $ 2,380 $ 4,125 $ 1,809 $ (21) Cash capital expenditures (2,736) (1,557) (1,829) (1,823) (669) (66) Free cash flow (Non-GAAP) $ 1,839 $ 8 $ 551 $ 2,302 $ 1,140 $ (87)

Table of Contents SHAREHOLDER LETTER Letter to Shareholders 1 NOTICE AND ROADMAP Notice of 2026 Annual Meeting of Shareholders 2 Voting Matters 2 HIGHLIGHTS 2025 – 2026 Operational and Financial Highlights 3 2025 Sustainability Progress 4 2025 Corporate Governance Highlights 5 VOTING AND MEETING INFORMATION Voting and Meeting Information 6 GOVERNANCE PROPOSAL 1: Election of Directors 10 2026 Director Nominees 11 Board Composition 16 Director Balance and Background 17 How We Oversee and Manage Enterprise Risk 18 Investor Engagement 20 Board Leadership Structure 22 Service on Other Boards 24 Director Retirement Policy 24 Committees of the Board of Directors 26 2025 Director Compensation 30 EXECUTIVE COMPENSATION PROPOSAL 2: Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2025 32 Compensation Discussion and Analysis 33 Q&A with Brian Steck, Compensation Committee Chair 35 Compensation Actions for 2025 39 AUDIT MATTERS PROPOSAL 3: Ratification of PwC as Independent Auditor for 2026 64 PwC’s Fees and Services 65 SHARE OWNERSHIP Securities Ownership of Officers and Directors 66 Section 16(a) Beneficial Ownership Reporting Compliance 66 Holdings of Major Shareholders 67 Equity Compensation Plans 67 SHAREHOLDER MATTERS Submitting Proposals for the 2027 Annual Meeting 68 Shareholder Engagement and Corporate Responsibility 68 Forward-Looking Statements 69 Appendix — Reconciliation of Non-GAAP Financial Measures 69 Expand Energy Corporation (Nasdaq: EXE) is North America’s largest natural gas producer, powered by dedicated and innovative employees focused on disrupting the industry’s traditional cost and market delivery model. We are committed to responsibly developing our significant resource plays to drive resilient stakeholder value and to be a leading provider of natural gas to growing markets. Our mission fuels everything we do, driving us to create sustainable value for our stakeholders. By leveraging our scale, financial strength and operational execution, we are expanding energy access to all. SUSTAINABILITY REPORT We believe in a future where responsible energy production supports global climate ambitions and meets the needs of worldwide energy demand. With our diverse natural gas portfolio, we’re answering the call for affordable, reliable, lower carbon energy. We discuss these topics and more in our annual sustainability and climate reports and encourage your accountability as we report on our sustainability performance and progress. expandenergy.com/sustainability NEWS & STORIES From regional newsletters and press releases to sustainability-related write-ups, our News & Stories website section is a hub for company communications. In addition to business news, we provide updates on the employees, initiatives and programs that support the Company’s success. expandenergy.com/news-stories COMMUNICATE WITH THE COMPANY Board of Directors 866-291-3401 (Director Access Line) TalktoBoD@expandenergy.com Compliance and Ethics 866-291-3401 (Anonymous Helpline) expandethics.com Investor Relations 405-935-8870 ir@expandenergy.com Owner Relations 877-245-1427 contact@expandenergy.com 2025 ANNUAL REPORT expandenergy.com/investors/ company-reports/annual-reports/ EXPAND ENERGY CORPORATION // 2025 ANNUAL REPORT ANNUAL REPORT Supplying Lower Carbon Energy to Growing Markets 10000 ENERGY DRIVE / SPRING, TX 77389 EXPANDENERGY.COM 2026 ANNUAL MEETING WEBSITE AND 2026 ONLINE PROXY STATEMENT investors.expandenergy.com/events-presentations/ annual-meeting-proxy

EXPAND ENERGY CORPORATION // 2026 PROXY STATEMENT 10000 ENERGY DRIVE / SPRING, TX 77389 EXPANDENERGY.COM PROXY STATEMENT Notice of Annual Meeting of Shareholders / June 4, 2026

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10000 ENERGY DRIVE
SPRING, TX 77389

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VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on June 3, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EXE2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Expand Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Expand Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/exe.

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V94668-P50177 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXPAND ENERGY CORPORATION

The Board of Directors recommends a vote FOR the election of all director nominees.

1. Election of Directors	For	Against	Abstain
1a. Timothy S. Duncan	☐	☐	☐
1b. Benjamin C. Duster, IV	☐	☐	☐
1c. Sarah A. Emerson	☐	☐	☐
1d. Matthew M. Gallagher	☐	☐	☐
1e. S.P. "Chip" Johnson IV	☐	☐	☐
1f. Catherine A. Kehr	☐	☐	☐
1g. Shameek Konar	☐	☐	☐
1h. Brian Steck	☐	☐	☐
1i. Michael A. Wichterich	☐	☐	☐

Company Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3.	For	Against	Abstain
2. To approve on an advisory basis our named executive officer compensation for 2025.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

Other Matters

4. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, the signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V94669-P50177 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. PROXY EXPAND ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS June 4, 2026 10:00 A.M. Central Time The undersigned hereby appoints Michael A. Wichterich and Chris Lacy, or any of them, as proxies with full power of substitution, to represent and vote all shares of Common Stock of Expand Energy Corporation (the “Company”) that the undersigned would be entitled to vote, if personally present, at the Company’s Annual Meeting of Shareholders to be held on Thursday, June 4, 2026, at 10:00 a.m., Central Time, and at any adjournment or postponement thereof, as stated on the reverse side, and upon such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.